CONFORMED COPY
Exhibit 10.8(a)
1 September 2005
AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF TRAVELEX ATMS LIMITED
TRM
(1)	TRAVELEX UK LIMITED AND SNAX 24 CORPORATION LIMITED

(2)	TRM SERVICES LIMITED

(3)	TRM CORPORATION

Clause	Page
25. ENTIRE AGREEMENT	41

26. GOVERNING LAW AND JURISDICTION	41

SCHEDULE 1
Details of the Company	42

SCHEDULE 2
Warranties
Part 1: General	43
Part 2: Accounts, Financial, Banking and Current Trading	45
Part 3: Compliance and Litigation	48
Part 4: Contracts	52
Part 5: Assets	55
Part 6: Sites and Environment	57
Part 7: Pensions	58
Part 8: Employment	60
Part 9: Intellectual Property	62
Part 10: Information Technology	64

SCHEDULE 3
Tax
Part 1: Tax definitions and interpretation	66
Part 2: Tax Warranties	73
Part 3: Tax Covenant	77
Part 4: Miscellaneous, including exclusions and limitations, conduct of claims and payments	80

SCHEDULE 4
Limitations on Sellers’ Liability	90

SCHEDULE 5
Conduct of Business Pending Completion	97

SCHEDULE 6
Confidential Treatment	100

SCHEDULE 7
Confidential Treatment	100

SCHEDULE 8
Confidential Treatment	100

SCHEDULE 9
Confidential Treatment	100

Agreed Form Documents
Bank of America Undertaking
Business Sale Agreement
Disclosure Letter
Escrow Agreement
Indemnity for missing share certificates
Minutes of the Buyer
Minutes of the Seller
Resignation of directors and secretary
Termination Agreement
Transitional Services Agreement

THIS AGREEMENT is made on 1 September 2005
BETWEEN:
(1)	TRAVELEX UK LIMITED, a company incorporated in England and Wales (registered number 1985596) whose registered office is at 65 Kingsway, London WC2B 6TB and SNAX 24 CORPORATION LIMITED, a company incorporated in England and Wales (registered number 2787267) whose registered office is at 110 Cannon Street, London EC4N 6AR (together, the “Sellers”);

(2)	TRM SERVICES LIMITED, a company incorporated in England and Wales (registered number 5542372) whose registered office is at 30 Old Burlington Street, London W1S 3NL (the “Buyer”); and

(3)	TRM CORPORPATION, a corporation organised and existing under the laws of the state of Oregon, United States of America whose principal place of business is at 5208 NE 122nd Avenue, Portland, Oregon 97230, USA (the “Guarantor”).
RECITALS:
(A)	The Company (as defined below) is a private company limited by shares. Further details about the Company are set out in schedule 1.

(B)	The Sellers wish to sell and the Buyer wishes to buy all of the issued share capital of the Company on the terms and conditions of this Agreement.

(C)	The Guarantor has agreed to guarantee the obligations of the Buyer on the terms and conditions of this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:

“Accounts”	the audited individual accounts (within the meaning of section 226 Companies Act 1985) of the Company for the financial year ended on the Accounts Date, a copy of which is annexed to this Agreement and marked “A”;

“Accounts Date”	31 December 2004;

“Assets”	has the meaning given to it in the definitions contained in the Business Sale Agreement;

“ATM”	a domestic currency dispensing automated teller machine including any associated Housing and software necessary to run the automated teller machine;

“Bank of America Undertaking”	the letter, in the agreed form, to be issued to the Sellers on the date of this Agreement by Bank of America N.A.;

“Borrowings”	the amount of the borrowings of the Company by way of bank loans, and other borrowed money, overdrafts, finance and capital leases, acceptance and documentary credit facilities and factoring and other types of receivable financing transactions including interest and penalties thereon but excluding (i) the Shareholder Loans and (ii) the Inter-Company Debts;

“Business”	has the meaning given to it in the definitions contained in the Business Sale Agreement;

“Business Day”	a day on which banks are open for business in London, other than Saturday or Sunday;

“Business Sale Agreement”	the agreement in the agreed form between Travelex UK Limited (1) TRM (ATM) Limited (2) and TRM Corporation (3);

“Buyer’s Accountants”	the Buyer’s accountants for the time being;

“Buyer’s Group”	the Buyer, any ultimate parent undertaking of

the Buyer for the time being and all direct or indirect subsidiary undertakings for the time being of any such parent undertaking;

“Buyer’s Solicitors”	Davenport Lyons of 30 Old Burlington Street, London W1S 3NL;

“CAA”	the Capital Allowances Act 2001;

“Company”	Travelex ATMs Limited, a private company limited by shares incorporated in England and Wales with registered number 4046739;

“Companies Act 1985”	the Companies Act 1985;

“Completion”	completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Accounts”	a pro-forma statement of certain assets and certain liabilities of the Company as at 5.30 p.m. on the Completion Date, as listed in each case in part 1 of schedule 9 (Completion Accounts);

“Completion Date”	the date on which Completion takes place;

“Conditions”	the conditions listed in clause 3.1;

“Confidential Information”	all confidential information and trade secrets relating exclusively to the business of the Company including all financial, marketing and technical information, ideas, concepts, technology, processes and knowledge together with lists or details of customers, suppliers, prices, discounts, margins, information relating to research and development, current trading performance and future business strategy and any information derived from any of them and subsisting at the Completion Date, but excluding any such information which is in the public domain other than by reason of any breach by any party bound thereby of any confidentiality undertaking in each case to the extent confidential and relating exclusively to the business of the Company;

“Disclosure Letter”	the disclosure letter in the agreed form from the Sellers to the Buyer, dated with the date of this Agreement, together with the documents attached to it;

“Employees”	the individuals employed or engaged by the Company and/or by Travelex UK Limited at Completion which at the date of this Agreement are set out in schedule 8;

“Encumbrance”	a mortgage (fixed or floating), charge, pledge, lien, option, restriction, hypothecation, guarantee, trust, right of set-off, right of first refusal, right of pre-emption or other third party right (legal or equitable), interest or claim of any kind including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or other arrangement having similar effect;

“End Date”	(i) the date falling 45 days after the date on which the Requested Information (as defined in clause 4.3) is supplied to the Buyer; or (ii) (if earlier) 30 November 2005; or (iii) such later date as the Sellers and the Buyer may in writing agree or as is determined by clause 4.8;

“Environment”	the natural and man-made environment and all or any of the following media, namely air (including air within buildings and air within other natural or man-made structures above or below ground), water (including water under or within land or in drains or sewers and inland waters), land and any living organisms or systems supported by those media;

“Environmental Law”	all applicable laws, regulations, directives, statutes, subordinate legislation, common law, civil codes and other national and local laws, all judgments, orders, instructions or awards of any court or competent authority and all codes of practice, industry agreements and guidance notes which primarily serve to protect the Environment and includes all laws relating to actual or threatened emissions, seepages, discharges, escapes, releases or leaks of pollutants, contaminants or Hazardous Substances;

“Escrow Account”	the bank account to be opened in the joint names of the Sellers’ Solicitors and the Buyer’s Solicitors in accordance with the Escrow Agreement;

“Escrow Agreement”	the agreement, in the agreed form, between the Sellers, the Buyer, TRM (ATM) Limited, the Sellers’ Solicitors and the Buyer’s Solicitors to be entered into pursuant to clause 5.1;

“Group”	the Buyer’s Group or either Seller’s Group, as the context requires;

“Guaranteed Contracts”	the Master Agreement dated 15 January 2002 between the Company (1) TotalFinaElf UK Limited (2) and Travelex UK Limited (3) and the Master Agreement dated 5 October 2001 between the Company (1) United Cinemas International (2) and Travelex UK Limited (3);

“Hazardous Substances”	any substance or organism which alone or in combination with others may cause harm or damage to the Environment, human health and safety, flora or fauna and includes without limitation, any hazardous or toxic materials, pollutants and wastes;

“Housing”	any cabinet, kiosk, acoustic hood, shelter or booth or similar things (including any side panels, door, signage, lighting, metal frame, back plate or other configurations) forming the structure of an ATM;

“ICTA”	the Income and Corporation Taxes Act 1988;

“Independent Accountants”	the independent firm of chartered accountants to whom matters are referred in accordance with clause 8.1;

“Intellectual Property Rights”	all Registered Intellectual Property Rights and all inventions (whether patentable or not), design rights, database rights, copyright, moral rights, semiconductor topography rights, unregistered trade and service marks, logos, get-up and trade names and the goodwill attaching to them, Know-How, and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which subsist anywhere in the world;

“Inter-Company Debts”	all monies owing by the Company to either Seller or any member of either Seller’s Group, excluding (a) the Shareholder Loans and (b) any amounts owing to Snax 24 Corporation Limited in relation to trading balances, which latter amount, for the avoidance of doubt, shall not be paid off at Completion;

“Know-How”	all know-how, trade secrets and confidential information, in any form (including paper, electronically stored data, magnetic media, film and microfilm) including, without limitation, drawings, formulae, test results or reports, project reports and testing procedures, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals, tables of operating conditions, information concerning intellectual property portfolio and strategy, market forecasts, lists or particulars of customers and suppliers, sales targets, sales statistics, prices, discounts, mark-ups, future business strategy, tenders, price sensitive information, market research reports and business development and planning reports but always excluding any Confidential Information;

“Losses”	in relation to any matter, all liabilities, losses, claims, damages, fines, penalties, costs and expenses relating to that matter (including for the avoidance of doubt all reasonable and properly incurred legal and professional costs);

“Management Accounts”	the unaudited management accounts of the Company comprising a balance sheet as at 30 June 2005 a profit and loss account for the period which began on 1 January 2005 and ended on 30 June 2005, a copy of which is annexed to this Agreement marked “B”;

“Net Current Liability Statement”	the statement of the Net Current Liability Value in the format set out in part 3 of schedule 9 (Completion Accounts);

“Net Current Liability Value”	the amount (if any) in pounds sterling by which

the aggregate value of those liabilities of the Company as at the Completion Date that are listed in part 1 of schedule 9 (Completion Accounts) exceed the aggregate value of those assets of the Company as at the Completion Date that are listed in part 1 of schedule 9 (Completion Accounts), as shown in the Completion Accounts (and for the avoidance of doubt, the amount of that excess (if any) shall be expressed as a positive rather than as a negative figure), and provided that (a) if the aggregate amount of those liabilities is equal to the aggregate amount of those assets, the Net Current Liability Value shall be zero; and (b) if the aggregate amount of those liabilities is less than the aggregate amount of those assets then the amount of that shortfall shall be expressed as a negative (rather than as a positive) amount, so that (for illustrative purposes only) if the aggregate amount of those liabilities exceeds the aggregate value of those assets by £100,000, the Net Current Liability Value shall be £100,000 and if the aggregate amount of those liabilities is less than the aggregate value of those assets by £100,000, the Net Current Liability Value shall be –(£100,000);

“Pension Scheme”	the scheme known as the Travelex Group Personal Pension Plan operated by Scottish Equitable plc;

“Previous Accounts”	the audited individual accounts (within the meaning of section 226 Companies Act 1985) of the Company for the two financial years immediately preceding the financial year ended on the Accounts Date;

“Recognised Investment Exchange”	has the meaning set out at section 285 of the Financial Services and Markets Act 2000;

“Registered Intellectual Property Rights”	all patents, utility models, registered designs, registered copyrights, plant variety rights, registered trade and service marks and the goodwill attaching to them, domain names and applications for registration and rights to grant of them and any rights or forms of protection of a similar nature anywhere in the world;

“Relief”	has the meaning given to it in part 1 of schedule 3;

“Repeated Warranties”	the Warranties, other than those set out in paragraph 1.4.3 of part 2 of schedule 2, as such warranties continue to be repeated in accordance with clause 11.1 between the date of this Agreement and the Completion Date (or if earlier the date on which this Agreement terminates) provided that, for the purposes of this definition, references to “Employees” in the Warranties set out in part 8 of schedule 2 shall be regarded as references to employees of the Company on the date of this Agreement;

“Sellers’ Accountants”	the Sellers’ accountants for the time being;

“Seller’s Group”	in relation to Travelex UK Limited, Travelex Holdings Limited and all direct and indirect subsidiary undertakings from time to time of Travelex Holdings Limited and, in relation to Snax 24 Corporation Limited, itself and all of its direct and indirect subsidiary undertakings from time to time;

“Sellers’ Solicitors”	Olswang of 90 High Holborn, London

WC1V 6XX;

“Shareholder Loans”	the outstanding loans made by each Seller to the Company, such loans being (as at the date of this Agreement) in the amount of £281,308 due to Snax 24 Corporation Limited and £341,379 due to Travelex UK Limited, including principal and accrued interest, fees, costs and expenses (if any);

“Shares”	the issued shares in the capital of the Company;

“Site Agreements”	shall have the meaning given to it in paragraph 1.1 of part 6 of schedule 2;

“Tax” or “Taxation”	has the meaning given to it in part 1 of schedule 3;

“Tax Authority”	has the meaning given to it in part 1 of schedule 3;

“Tax Claim”	a claim under the Tax Covenant or for any breach of any of the Tax Warranties;

“Tax Covenant”	the tax covenants given in favour of the Buyer set out in part 3 of schedule 3;

“Tax Warranties”	the warranties of the Sellers relating to Tax given under clause 11.1 which are set out in part 2 of schedule 3;

“TCGA”	the Taxation of Chargeable Gains Act 1992;

“Termination Agreement”	the agreement in the agreed form to be entered into on the date of this Agreement between Travelex UK Limited (1) Snax 24 Corporation Limited (2) and the Company (3) terminating the share subscription and shareholders agreement dated 6 March 2001 in relation to the Company;

“Transitional Services Agreement”	the transitional services agreement in the agreed form to be entered into between Travelex UK Limited, the Buyer and the Company on the date of this Agreement;

“Travelex Holdings Limited”	a company incorporated in England and Wales (registered number 4090247) whose registered office is at 65 Kingsway, London WC2B 6TB;

“VAT”	value added tax as provided for in VATA, and any tax imposed in substitution for it;

“VATA”	the Value Added Tax Act 1994;

“Warranties”	the warranties of the Sellers given under clause 11.1 which are set out in schedule 2, and the Tax Warranties; and

“Warranty Claim”	a claim for any breach of any of the Warranties other than a Tax Warranty.
1.2	In this Agreement, unless the context requires otherwise:
1.2.1	any reference to the parties or a recital, clause or schedule is to the parties or the relevant recital, clause or schedule of or to this Agreement, and any reference in a schedule to a paragraph is to a paragraph of that schedule or, where relevant, that part of that schedule;

1.2.2	the clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.2.3	use of the singular includes the plural and vice versa;

1.2.4	use of any gender includes the other genders;

1.2.5	“financial year”, “parent undertaking” and “subsidiary undertaking” have the meanings given to them by sections 223 and 258 of the Companies Act 1985 respectively;

1.2.6	any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall be construed as referring to that legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation except to the extent that any amendment, re-enactment or consolidation on or after the date of this Agreement would increase the liability of any party under this Agreement;

1.2.7	any reference to a document being “in the agreed form” means a document in a form agreed by the parties and either entered into on the date of this Agreement by the relevant parties or initialled by the parties or on their behalf by the Sellers’ Solicitors and the Buyer’s Solicitors, in the latter case with such amendments as they may subsequently agree;

1.2.8	if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

1.2.9	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of ICTA;

1.2.10	references to writing shall include any modes of reproducing words in a legible and non-transitory form (but not email);

1.2.11	reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it; and

1.2.12	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.
1.3	The schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the schedules and recitals.

1.4	Save as otherwise specifically provided, all warranties, undertakings and other obligations of each Seller under this Agreement are several and not joint or joint and several.

2.	AGREEMENT FOR SALE

2.1	Subject to the terms of this Agreement, each Seller shall sell or cause to be sold and the Buyer shall buy those Shares set out against that Seller’s name in schedule 1 free from all Encumbrances and with full title guarantee.

2.2	The Shares shall be sold pursuant to clause 2.1 with all rights attaching to them on or after the date of this Agreement, including the rights to receive all dividends and other distributions declared, paid or made on or after the date of this Agreement.

2.3	Each Seller hereby waives all rights of pre-emption arising on the sale of the Shares, whether conferred by the articles of association of the Company or in any other way.

3.	CONDITIONS

3.1	Completion is subject to each of the following conditions being satisfied or (where permitted) waived on or before 5.30 p.m. (London time) on the End Date;
3.1.1	unconditional written consent from each counterparty to the contracts set out in schedule 7 to a change of control of the Company or to an assignment of the relevant contract to TRM (ATM) Limited or the Buyer (as appropriate) having been obtained (or deemed obtained in accordance with clause 3.2);

3.1.2	the funding of the consideration for the purchase of the Shares having been obtained on terms and conditions satisfactory to the Buyer.
3.2	The Sellers shall use all reasonable endeavours to procure that the Condition set out in clause 3.1.1 is satisfied on or before the End Date. The Buyer shall provide all reasonable information relating to it and to the Buyer’s Group reasonably requested by any counterparty such as is referred to in clause 3.1.1, and for the purposes of obtaining the consents referred to in that clause, the Guarantor shall (if so, requested by any such counterparty) offer a reasonable guarantee of the obligations of the Company or either Seller (as the case may be) under the relevant contract. If the Guarantor fails to supply any such guarantee or the Buyer is in material breach of its obligations under the previous sentence, then without prejudice to the other rights of the Sellers, the consent of the relevant counterparty shall be deemed obtained for the purposes of clause 3.1.1 if such failure is the reason for the consent not having been obtained. The Buyer shall take all reasonable steps to obtain the funding referred to in clause 3.1.2 on or before the End Date provided that the Buyer shall be under no obligation to continue to raise the funding to the extent that (a) such funding ceases to be viable because of a material adverse change affecting stock markets or interest rates or (b) to the extent that funding on terms acceptable to the proposed suppliers of financing would be likely to result in the share price of the Guarantor falling by more US$1.55. The Buyer shall not be obliged to accept the offer of any funds unless the funding is available to the Buyer on terms reasonably believed by it to be commercially reasonable.

3.3	The Buyer may by notice to the Sellers waive the Condition set out in clause 3.1.1.

3.4	If the Conditions have not been fulfilled, or waived where permitted by clause 3.3, on or before the End Date, the provisions of this Agreement shall terminate and no party shall have any further rights or obligations under this Agreement, including accrued rights and obligations at the time of termination (other than accrued rights and obligations in respect of breaches of clause 3.2, which accrued rights and obligations shall not be affected by termination), save that clauses 5.2, 5.3, 5.4, 14, 17 to 20 and 25 to 26 shall remain binding on the parties in accordance with their terms.

4.	BETWEEN EXCHANGE AND COMPLETION

4.1	During the period between the signing of this Agreement and ending at Completion or the termination of this Agreement (whichever is the earlier) the Sellers shall comply with the provisions set out in schedule 5.

4.2	The Sellers shall procure that during the period beginning on the signing of this Agreement and ending at Completion or the termination of this Agreement (whichever is earlier) the Buyer and any persons authorised by it shall be given reasonable access during normal business hours and on reasonable notice to the employees, premises, plant, machinery, books of account, records and documents of the Company and the directors and employees of the Company shall be instructed to give as soon as reasonably practicable to the Buyer and any persons authorised by it all information in relation to the Company that the Buyer may reasonably request. Without limiting the previous sentence, upon receipt of the Written Request from the Buyer, the Sellers shall provide the Buyer with the Requested Information as soon as reasonably practicable and shall, where necessary and as soon as reasonably practicable, instruct PricewaterhouseCoopers LLP to undertake such work as is reasonably necessary, at the Buyer’s cost to provide the Requested Information in a timely manner.

4.3	Upon receipt of the Requested Information by the Buyer, the Sellers shall be deemed to have complied with their obligation in the second sentence of clause 4.2. For the purposes of clauses 4.2 and 4.3:
4.3.1	“Written Request” means the request in writing that definitively lists all the financial information and financial statements in relation to the Company and the Business, for acquired assets or businesses (or assets or businesses whose acquisition is probable) that the Buyer requires in order to be able to prepare and issue:
4.3.1.1	registration statements (including a Form S-1 or Form S-3 registration statements);

4.3.1.2	other filings with respect to the offer and sale of the Guarantor’s securities for the purposes of the fundraising referred to in clause 3.1.2; or

4.3.1.3	periodic or other reports disclosing the acquisition of such assets or businesses;
in order to raise the consideration referred to in clause 3.1.2; and
4.3.2	“Requested Information” means the information requested by the Buyer in the Written Request to the extent that the same is information which is necessary under relevant law or regulations to enable the Buyer to prepare and issue the documents referred to in clauses 4.3.1.1 to 4.3.1.3.
4.4	The Sellers shall indemnify the Buyer in respect of any reduction in the value of the Shares arising as a result of all breaches of the Repeated Warranties if (and only if) the aggregate amount of that reduction, and the aggregate reduction in the value of the Business and the Assets caused by all breaches of the Repeated Warranties as defined in the Business Sale Agreement, exceeds £250,000 in which event the Sellers shall subject to clauses 4.6 and 4.8 indemnify the Buyer for the entire amount of the reduction in the value of the Shares including any amount taken into account in reaching the £250,000 threshold.
4.5	If following the date of this Agreement, but before Completion, or any termination of this Agreement the Buyer becomes aware of any breach of the Repeated Warranties entitling it to be indemnified under clause 4.4, then subject to clause 4.6 the Buyer shall within five Business Days of becoming aware of the relevant breach give notice to the Sellers giving its best estimate of the diminution in the value of the Shares caused by the breach or breaches in question, and requiring that the amount of the specified diminution in value shall at Completion be deducted from the purchase price payable in accordance with clause 9 and shall instead be deposited into the Escrow Account and only be released from such account in accordance with the terms of the Escrow Agreement.
4.6	The Buyer shall have no rights to be indemnified under clause 4.4 or otherwise in respect of any breach of the Repeated Warranties resulting from:
4.6.1	any fact or matter disclosed in the Disclosure Letter on the basis set out in clause 11.1 or any claim made or proceedings threatened by any third party arising out of any fact or matter disclosed in the Disclosure Letter on such basis; or

4.6.2	any change in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions generally affecting the industry in which the business carried on by the Company operates.
4.7	The liability of the Sellers under this clause 4 shall be joint and several.
4.8	The Sellers shall not be liable in respect of a breach of a Repeated Warranty if, on or before the date falling 10 Business Days after the date on which notice of that breach is received by the Sellers under clause 4.5, the Sellers have remedied the relevant breach or prevented the Buyer from suffering any potential loss in respect of the subject matter of that breach or caused any loss which could be so suffered by the Buyer to be made good. The Buyer shall comply with all reasonable requests made by the Sellers at the Sellers’ cost during that period for the purposes of so remedying any such breach or preventing any such loss. If any period of time is used by the Sellers to remedy the breach or remedy any breach under clause 5.6 of the Business Sale Agreement the End Date shall be extended by the same period of time.
5. BANK OF AMERICA UNDERTAKING AND ESCROW ARRANGEMENTS
5.1	On the date of this Agreement the Buyer shall procure that the Bank of America Undertaking is issued to the Sellers signed on behalf of the Bank of America N.A. and the Buyer and the Sellers shall procure that the Escrow Agreement is executed.
5.2	If:
5.2.1	at any time on or after 8 October 2005 and before the End Date Completion has not occurred and the Condition set out in 3.1.1 has been satisfied or waived; or

5.2.2	the End Date is extended to a date after 30 November 2005, then notwithstanding the fact that the Condition set out in clause 3.1.1 has not been satisfied or waived;
the parties agree that the sum of £1.5 million referred to in the Bank of America Undertaking is to be paid to the Buyer’s Solicitors in accordance with the terms of the Escrow Agreement. If Completion has not occurred by the End Date and the Condition set out in clause 3.1.1 has been satisfied or waived then subject to clause 5.3.3 such amount shall be paid to the Sellers in accordance with the terms of the Escrow Agreement.
5.3	If:
5.3.1	Completion occurs on or before the End Date; or

5.3.2	the Condition set out in clause 3.1.1 has not been satisfied or waived by the End Date; or

5.3.3	the Condition set out in clause 3.1.2 has not been satisfied by the End Date by reason of a breach by the Sellers of the second sentence of clause 4.2;
then the Sellers shall not be entitled to receive £1.5 million from the Buyer and the sum of £1.5 million referred to in the Bank of America Undertaking shall be paid to the Buyer in accordance with the terms of the Escrow Agreement.
5.4	The parties shall promptly give appropriate instructions to the Escrow Agents (as defined in the Escrow Agreement) to ensure that payments are made out of the Escrow Account either to give effect to clause 5.2 or clause 5.3 or (in the case that money is deposited into the Escrow Account under clause 4.5) to ensure that the money in question is paid to the appropriate person(s) having regard to the outcome of the Buyer’s claim to be indemnified under clause 4.4 by reason of breach of the Repeated Warranties.
6. CONSIDERATION
6.1	The aggregate purchase price for the Shares shall be the sum of £16,251,000 (subject to adjustment (if appropriate) under clause 10.8) which sum shall be payable to the Sellers in cash on Completion, plus any sum payable by the Buyer and minus any sum payable to the Buyer in accordance with clauses 6.2, 6.5 and 10.9.
6.2	On the date falling five Business Days after the calculation of the Net Current Liability Value becomes final and binding on the parties in accordance with clause 7 of this Agreement:
6.2.1	if the Net Current Liability Value is greater than £(X+C) the Sellers shall pay to the Buyer an amount equal to the amount by which the Net Current Liability Value exceeds £(X+C); or

6.2.2	if the Net Current Liability Value is less than £(X-C), the Buyer shall pay to the Sellers an amount equal to the amount by which the Net Current Liability Value is less than £(X-C);
where:

X =	£1,000,560	x B

A

A = 743
B = the number of ATMs in operation as at the Completion Date
C = £25,000
together in either case with interest accruing from day to day, both before and after judgment, from the Completion Date until the date of payment at a rate of two per cent. above the base rate for the time being of Barclays Bank plc. All payments pursuant to this clause shall be made by telegraphic transfer of immediately available funds to the bank accounts specified in clause 15. The liability of the Sellers under this clause 6.2 shall be joint and several.
6.3	After 17 October 2005 but before 31 October 2005, the Sellers shall deliver to the Buyer a list (“ATM List”) confirming the total number of ATMs of the Company and the Business which were installed as at 17 October 2005 (the “Installed ATMs”) and highlighting any such ATMs which were not operational as at such date. The ATM List shall be, in relation to the operational ATMs, derived from the LINK Daily Download Report as at 5.30 pm on 17 October 2005 and as regards such operational ATMs shall be final and binding.
6.4	To the extent that the ATM List identifies any non-operational ATMs, the Sellers will provide to the Buyer on or before 2 November 2005 a copy of the LINK Daily Download Report (which confirmation shall be final and binding) confirming which of the non-operational ATMs on the ATM List have, by 31 October 2005 become operational, such ATMs, together with those operational ATMs on the ATM List provided under clause 6.3 above, being together the “Total Operational ATMs Number”.
6.5	At Completion, or if later, on 7 November 2005:
6.5.1	to the extent that the Total Operational ATMs Number is less than 1182 (“ATM Shortfall Number”) there shall be deducted from the purchase price payable in accordance with clause 6.1 an amount equal to the ATM Shortfall Number x £16,750 or, (if Completion has occurred), the Sellers shall pay to the Buyer, an amount equal to the ATM Shortfall Number x £16,750; and

6.5.2	to the extent that the Total Operational ATMs Number is more than 1182 (“ATM Excess Number”) then the purchase price payable in accordance with clause 6.1 shall be increased by an amount equal to the ATM Excess Number x £16,750, or (if Completion has already occurred) the Buyer shall pay to the Sellers, an amount equal to the ATM Excess Number x £16,750.

The liability of the Sellers to make the payment under clause 6.5.1 shall be joint and several.
7.	COMPLETION ACCOUNTS
7.1	The Sellers shall use their reasonable endeavours to ensure that a draft of the Completion Accounts is prepared as soon as possible after Completion and delivered to the Buyer on or before the date falling 20 Business Days after Completion, together with the Net Current Liability Statement signed by the Sellers.
7.2	The Completion Accounts shall be drawn up in accordance with the accounting bases, methods and policies set out in part 2 of schedule 9.
7.3	The draft Completion Accounts and the calculation of the Net Current Liability Value set out in the Net Current Liability Statement shall be deemed agreed by the Buyer on the date falling 10 Business Days after the date on which those documents are first delivered to the Buyer and shall be final and binding on the parties for all purposes (and shall respectively constitute the Completion Accounts for the purposes of this Agreement and the Net Current Liability Value for the purposes of clause 6), unless during that period the Buyer gives notice to the Sellers that it disagrees with the calculation of the Net Current Liability included in the Net Current Liability Statement. Any notice so given shall include reasonable details (so far as practicable) of the reasons for any disagreement and any suggested adjustment, together with reasonable supporting evidence for each adjustment, including any relevant working papers.
7.4	If any notice is so served by the Buyer during such 10 Business Day period, the Buyer and the Sellers shall attempt in good faith to resolve any matters in dispute and agree a final form of Completion Accounts and the calculation of the Net Current Liability Value on or before the date falling 10 Business Days after the date on which the Sellers receive that notice. The Completion Accounts and the calculation of the Net Current Liability Value so agreed by them shall be final and binding on the parties for all purposes (and shall respectively constitute the Completion Accounts for the purposes of this Agreement and the Net Current Liability Value for the purposes of clause 6). In the absence of agreement between the Buyer and the Sellers within that time period, the Independent Accountants shall be instructed to deliver a determination of the matters in dispute and a calculation of the amount of the Net Current Liability Value and revised Completion Accounts adjusted only to take account of the matters determined by them. As so revised, the Completion Accounts shall then constitute the Completion Accounts for the purposes of this Agreement.

7.5	Each party shall promptly provide to the other or the other’s accountants or professional advisers (and to the Independent Accountants) all such documents and information as may reasonably be requested for the purpose of preparing or reviewing the Completion Accounts and the Net Current Liability Statement. The parties’ obligations under this clause shall, without limitation, extend to providing access to or copies of all working papers in their possession or under their control (other than those created by their respective accountants) created in the course of the preparation and/or review of the Completion Accounts and/or Net Current Liability Statement, together (in the case of the Buyer) with extracts from the Company’s and the Business’s accounting records to which the working papers relate or from which the working papers have drawn information, and access upon reasonable notice and during normal working hours to relevant personnel, and to relevant records and information within the possession or under the control, of the relevant party.
8.	APPOINTMENT OF INDEPENDENT ACCOUNTANTS
8.1	Any matters which this Agreement provides are to be determined by the Independent Accountants may be referred for determination by either the Sellers or the Buyer to:
8.1.1	KPMG or (if they refuse to accept instructions) Deloitte or (if they refuse to accept instructions) any other independent firm of chartered accountants whose identity is agreed between the Sellers and the Buyer and whose terms of engagement are agreed to and signed by the accountants, the Sellers and the Buyer; or

8.1.2	if no such firm is agreed or no such terms of engagement are signed on or before the date falling 20 Business Days after the date on which a firm accepts instructions (in the case of KPMG or Deloitte) or in any other case is first proposed by either party to the other for the purpose, such independent firm of chartered accountants on such terms of engagement as shall be chosen or (as the case may be) specified on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. If any of the Sellers or the Buyer fails to sign such terms of engagement on or before the date falling five Business Days after the date on which such choice or (as the case may be) specification is made, Independent Accountants shall be deemed to have been appointed and to have determined the matter or matters to be referred to the Independent Accountants under this clause in favour of the party who has signed the terms of engagement.
8.2	The Independent Accountants:

8.2.1	shall act as experts and not as arbitrators;

8.2.2	shall decide on the procedure (subject to clause 8.2.3) and timetable to be followed in the determination (provided that, in any event, they shall give the Sellers and the Buyer the opportunity of making such representations as they may reasonably require); and

8.2.3	shall be required only to determine those matters that this Agreement provides should be determined by them (and not any additional or separate issues subsequently raised by the parties) and deliver such determination and any calculation, statement or accounts required to be provided by them by this Agreement in writing to the parties on or before the date falling 20 Business Days after the date of the appointment of the Independent Accountants.
8.3	In the absence of fraud or manifest error, the decision of the Independent Accountants and any determination and any calculation, statement or accounts required to be provided by them by this Agreement shall be final and binding on the parties for all purposes. The fees and expenses of the Independent Accountants shall be paid by such party or parties as the Independent Accountants shall determine to be appropriate in their sole discretion, having regard to the relative merits of the arguments of each of the parties. In default of a determination by the Independent Accountants as to fees and expenses, they shall be borne as to 50 per cent. by the Buyer and 50 per cent. by the Sellers.
8.4	The Sellers and the Buyer shall each use all reasonable endeavours to co-operate with the Independent Accountants and to enable them to reach their determination within the time period set by this Agreement including by co-operating with any timetable and procedure set by the Independent Accountants. In particular, the Sellers and the Buyer shall each provide each other and the Independent Accountants with or with access to all such documents and information as are in their possession or under their control, and access to all relevant personnel upon reasonable prior notice and during normal working hours, as may from time to time be requested by the Independent Accountants in their absolute discretion. In the event that any of the Sellers or the Buyer does not co-operate with or grant access to or supply any document or information so requested within any time specified by the Independent Accountants, the Independent Accountants shall be entitled to make such assumptions for the purposes of making their determination (including any determination as to costs) as a result of that failure to co-operate, grant access or supply such document or information as they shall in their absolute discretion determine to be appropriate.

9.	COMPLETION
9.1	Subject to clauses 9.5 to 9.8 (inclusive) Completion shall take place at the offices of the Sellers’ Solicitors within two Business Days after all of the Conditions have been satisfied or waived in accordance with clause 3 (or such later date as the Buyer and the Sellers shall agree).
9.2	At Completion, the Sellers shall deliver or make available to the Buyer:
9.2.1	transfers of the Shares in favour of the Buyer or its nominee, duly executed by the Sellers or any other registered holders;

9.2.2	the share certificates representing the Shares or an indemnity in the agreed form for any missing share certificates;

9.2.3	the resignation from their respective offices of each of the directors and the secretary of the Company, in the agreed form, executed as a deed;

9.2.4	details of the amounts, in each case as at Completion, of the Shareholder Loans, the Inter-Company Debts and the Borrowings;

9.2.5	a deed of release in a form reasonably acceptable to the Buyer executed by Barclays Bank plc with regard to the Shares held by Travelex UK Limited and a deed of release in a form reasonably acceptable to the Buyer executed by National Westminster Bank plc with regard to the Shares held by Snax 24 Corporation Limited;

9.2.6	all consents required for the sale of the Shares from Apax Partners Europe Managers Limited and agents of senior and mezzanine financiers under certain financing arrangements;

9.2.7	the seal (if any), statutory books and certificate of incorporation (and any certificate of incorporation on change of name) of the Company;

9.2.8	a certified copy of the Termination Agreement executed by each Seller and the Company;

9.2.9	the Transitional Services Agreement executed by Travelex UK Limited;

9.2.10	a list of all Site Agreements falling within paragraph 1.6.6 of part 4 of schedule 2;

9.2.11	a list of all ATMs for which planning permission has been obtained as described in paragraph 1.6 of part 6 of schedule 2;

9.2.12	a certified copy of the minutes of a meeting of the directors of each Seller in the agreed form resolving that the relevant Seller should enter into this Agreement, and each other document to be signed by it at Completion, and authorising the execution of those documents by each person signing on behalf of that Seller; and

9.2.13	confirmation, in a form reasonably acceptable to the Buyer, that the master agreement between Travelex UK Limited, TotalFinaElf UK Limited and the Company has not been terminated and continues in force.
9.3	The Sellers shall ensure that a board meeting of the Company is held at Completion at which:
9.3.1	the people nominated by the Buyer are appointed as the directors and secretary (as the case may be) of the Company with immediate effect;

9.3.2	the resignations referred to in clause 9.2.3 are accepted with effect from the close of the meeting;

9.3.3	the registered office of the Company is changed to that named by the Buyer;

9.3.4	the transfers referred to in clause 9.2.1 are (subject only to their being duly stamped) approved for registration; and

9.3.5	the Transitional Services Agreement is approved for signature.
9.4	At Completion, the Buyer shall deliver to the Sellers:
9.4.1	a certified copy of the minutes of a meeting of the directors of the Buyer in the agreed form resolving that the Buyer should enter into this Agreement, and each other document to be signed by it at Completion, and authorising the execution of those documents by each person signing on behalf of the Buyer;

9.4.2	a certified copy of the minutes of a meeting of the directors of the Guarantor in the agreed form resolving that the Guarantor should enter into this Agreement and give the guarantee in clause 14, and authorising the execution of this Agreement by each of the persons signing for the Guarantor;

9.4.3	the Transitional Services Agreement, executed by the Buyer and the Company;
and shall:

9.4.4	pay the aggregate sum of £16,251,000 as adjusted pursuant to clauses 6.5 and 10.8 (less any amount which is to be paid into the Escrow Account in accordance with clause 4.5) to the Sellers in accordance with clause 15.1;

9.4.5	pay any amount due to be paid into the Escrow Account pursuant to clause 4.5 into the Escrow Account; and

9.4.6	procure the repayment of the Shareholder Loans, the Inter-Company Debts and the Borrowings as at Completion.
9.5	If either of the Sellers (regarded for the purposes of this clause 9.5 as a single party) or the Buyer does not or is unable to fulfil any material obligations under clauses 9.2, 9.3 or clause 9.4 as the case may be at the time when Completion is due to take place under clause 9.1 (the party who does not or is unable to fulfil those obligations being referred to in this clause 9 as the “defaulting party”), the other party (referred to in this clause 9 as the “non-defaulting party”) may in addition to any other right or remedy it may have, by notice to the defaulting party:
9.5.1	postpone Completion by up to 20 Business Days; or

9.5.2	elect to proceed to Completion, in which case the defaulting party shall be obliged to fulfil those obligations under clauses 9.2, 9.3 or clause 9.4, as the case may be, which it is then able to fulfil and to fulfil the remaining obligations on or before any later date specified for the purpose in the notice; or

9.5.3	if having already given notice under clause 9.5.1 and a period of not less than 20 Business Days having elapsed without each unfulfilled obligation in question having been fulfilled in all material respects, elect not to complete the sale and purchase of the Shares.
9.6	If Completion is postponed on any occasion under clause 9.5.1, clause 9.5 shall apply with respect to each occasion to which it is so postponed.
9.7	The parties shall not be obliged or entitled to complete the sale and purchase of any of the Shares unless the purchase of all of the Shares is completed and unless the Business Sale Agreement is completed simultaneously.
9.8	If the non-defaulting party elects not to complete the sale and purchase of the Shares in accordance with clause 9.5.3, or if the parties are not obliged or entitled to complete the sale and purchase of the Shares by reason of clause 9.7 and any party so notifies the other party, the parties shall have no further rights or obligations under this Agreement, other than accrued rights and obligations at the time of that election in respect of prior breaches, including breaches of clauses 9.2 to 9.4 save that clauses 5.2, 5.3, 5.4, 14 and 17 to 20 and 25 to 26 shall remain binding on the parties in accordance with their terms, provided that where the Buyer is the non-defaulting party, it may demand by way of a pre-agreed estimate of its loss the aggregate sum of £1,500,000 from the Sellers (or the aggregate sum of £750,000 if TRM (ATM) Limited makes a similar demand under the Business Sale Agreement) which sum the Sellers shall be liable jointly and severally to pay in full and final settlement of any rights and remedies the Buyer might otherwise have had in respect of the breach or breaches in question, all of whose rights and remedies shall be unconditionally waived and released with effect from receipt by the Buyer of the sum payable under this clause.
10.	GUARANTEES AND INDEBTEDNESS
10.1	The Buyer shall use all reasonable endeavours to ensure that as soon as reasonably practicable after Completion each member of each of the Seller’s Groups is released from any and all subsisting guarantees, security interests and indemnities given by it in relation to the obligations of the Company given by Travelex UK Limited under the Guaranteed Contracts. The Sellers shall co-operate with the Buyer in obtaining such releases and neither the Buyer nor the Guarantor shall be obliged to pay any monies or assume any additional obligations over and above those in the existing guarantees. Pending each such release, the Buyer shall indemnify each relevant member of each of the Seller’s Groups on demand against all Losses actually incurred by that member arising on or after Completion from or in connection with any such guarantee, security interest or indemnity.
10.2	The Sellers shall ensure that at or before Completion the Company is released from any and all guarantees, security interests and indemnities given by it in favour of either of the Sellers or any member of either Seller’s Group and the Buyer’s Group shall have no liability in respect thereof and the Sellers shall indemnify each member of the Buyer’s Group on demand and against all Losses actually incurred by that member arising from or in connection with any such guarantee, security or indemnity.
10.3	To the extent that the same is not included in the Actual Exchange Debt (as defined in clause 10.5 below) the Sellers shall procure that the Company discharges all trade creditors of, and amounts accrued by, the Company as at the date of this Agreement relating to the acquisition and installation of fixed assets (together with any interest and penalties thereon) and shall indemnify the Buyer in respect of all Losses incurred by it as a result of any failure so to do.

10.4	The purchase price set out in clause 6.1 is calculated on the basis that the aggregate amount of the Borrowings, Inter-Company Debts and Shareholder Loans as at the date of this Agreement (“Estimated Exchange Debt”) is £15,594,000.
10.5	The Sellers shall, prior to Completion, notify the Buyer of:
10.5.1	the actual aggregate amount of the Borrowings, Shareholder Loans and Inter-Company Debts as at the date of this Agreement (“Actual Exchange Debt”);

10.5.2	the amount (if any) by which the aggregate amount of the Borrowings, Shareholder Loans and Inter-Company Debts as at Completion exceeds the Actual Exchange Debt (“Excess Debt”); and

10.5.3	the amount of the Excess Debt which is not attributable to ATM Capital Expenditure (as defined below) (“Non-ATM Excess Debt”).
For the purposes of this clause 10.5, “ATM Capital Expenditure” shall mean expenditure on the acquisition, installation and upgrade of any ATMs attributable to any ATMs acquired, installed or upgraded in excess of the Total Operational ATMs Number (as defined in clause 6.3) and any further expenditure as agreed between the Buyer and the Sellers.
10.6	The Sellers’ calculation of the Actual Exchange Debt, the Excess Debt and the amount of the Non-ATM Excess Debt shall be deemed agreed by the Buyer on the date falling 10 Business Days after the date on which those documents are first delivered to the Buyer and shall be final and binding on the parties for all purposes unless during that period the Buyer gives notice to the Sellers that it disagrees with such amounts. Any such notice shall give reasonable details (so far as is practicable) of the reasons for any disagreement and any suggested adjustment, together with reasonably supporting evidence.
10.7	If any notice is served by the Buyer during such 10 Business Day period, the Sellers and the Buyer shall attempt in good faith to resolve any matters in dispute and agree the amounts of the Actual Exchange Debt, the Excess Debt and the amount of the Non-ATM Excess Debt on or before the date falling 10 Business Days after the date on which the Sellers receive that notice. Such amounts as agreed will be final and binding on the parties for all purposes. In the absence of agreement between the Buyer and the Sellers within that time period, the Independent Accountants shall be instructed to deliver a determination of the matters in dispute in accordance with clause 8 and confirm the amounts of the Actual Exchange Debt, the Excess Debt and the amount of the Non-ATM Excess Debt. Each party shall promptly provide to the other or the other’s accountants or professional advisers (and to the Independent Accountants) all such documents and information as may reasonably be requested for the purpose of preparing or reviewing the calculations of Actual Exchange Debt, Excess Debt and Non-ATM Debt. The parties’ obligations under this clause shall, without limitation, extend to providing access to or copies of all working papers in their possession or under their control (other than those created by their respective accountants) created in the course of the preparation and/or review of such calculations, together (in the case of the Buyer) with extracts from the Company’s and the Business’s accounting records to which the working papers relate or from which the working papers have drawn information, and access upon reasonable notice and during normal working hours to relevant personnel, and to relevant records and information within the possession or under the control, of the relevant party.
10.8	If prior to Completion, the amount of the Actual Exchange Debt, the Excess Debt and the Non-ATM Excess Debt is agreed or determined in accordance with clauses 10.6 and 10.7, then:
10.8.1	the amount (if any) of the Non-ATM Excess Debt shall be deducted from; and/or

10.8.2	the amount (if any) by which the Actual Exchange Debt exceeds the Estimated Exchange Debt shall be deducted from; or

10.8.3	the amount (if any) by which the Actual Exchange Debt is less than the Estimated Exchange Debt shall be added to;
the amount payable for the Shares pursuant to clause 6.1. For the avoidance of doubt, notwithstanding the foregoing provisions of this clause 10.8, the Buyer shall procure that the aggregate of the Borrowings, Shareholder Loans and Inter-Company Debts is repaid at Completion in accordance with clause 9.4.6.
10.9	In the event that the Buyer and the Sellers fail to agree the calculation of the Actual Exchange Debt, the Excess Debt and the Non-ATM Excess Debt, prior to Completion, then:
10.9.1	the Sellers shall indemnify the Buyer for the amount (if any) of the Non-ATM Excess Debt;

10.9.2	the Sellers shall indemnify the Buyer for the amount (if any) by which the Actual Exchange Debt exceeds the Estimated Exchange Debt; or

10.9.3	the Buyer shall indemnify the Sellers for the amount (if any) by which the Actual Exchange Debt is less than the Estimated Exchange Debt;

together in each case with interest accruing from day to day, both before and after judgment from the Completion Date on the date of payment at a rate of two per cent above the base rate for the time being of Barclays Bank Plc.
10.10	The Liability of the Sellers pursuant to clause 10.9 shall be joint and several.
10.11	For the avoidance of doubt, all cash in hand and at bank of the Company at Completion shall be for the account of the Sellers.
11.	WARRANTIES
11.1	The Sellers jointly and severally warrant to the Buyer that except as disclosed in the Disclosure Letter in sufficient detail to enable the Buyer to have a reasonable understanding of the nature and scope of the matter disclosed, each of the Warranties is true and accurate at the date of this Agreement and subject to clause 4.6 the Repeated Warranties will continue to be so up to Completion with reference to the facts and circumstances from time to time applying.
11.2	Each of the Warranties is separate and is to be construed independently of the other Warranties, subject to clause 11.3.
11.3	The only Warranties given:
11.3.1	in respect of the Environment are those set out in paragraph 2 of part 6 of schedule 2 and the other Warranties shall be deemed not to be given in relation to the Environment;

11.3.2	in respect of pension matters are those set out in part 7 of schedule 2 and the other Warranties shall be deemed not to be given in relation to pension matters;

11.3.3	in respect of the employees of the Company and other employment matters are those set out in part 8 of schedule 2 and the other Warranties shall be deemed not to be given in relation to such employees and other employment matters;

11.3.4	in respect of Intellectual Property Rights are those set out in part 9 of schedule 2, and the other Warranties shall be deemed not to be given in relation to Intellectual Property Rights;

11.3.5	in respect of matters relating to the information technology of the Company and other information technology matters are those set out in part 10 of schedule 2, and the other Warranties shall be deemed not to be given in relation to information technology; and

11.3.6	in respect of Taxation are the Tax Warranties, and the other Warranties shall be deemed not to be given in relation to Taxation.
11.4	Except in the case of fraud by any director or employee of the Company, the Sellers waive and hereby release the Company from any rights they may have in connection with any error in or omission from the Disclosure Letter against the Company or any director or employee of the Company on whom the Sellers have relied in connection with preparing the Disclosure Letter.
11.5	The Buyer shall be entitled to claim both before and after Completion that any of the Warranties has or had been breached even if the Buyer discovered or could have discovered on or before Completion that the Warranty in question was or was likely to be breached and Completion shall not in any way constitute a waiver of any of the Buyer’s rights. The Buyer warrants to the Sellers that it has no actual knowledge of any fact, matter or circumstance which would give rise to a breach of the Warranties at the date of this Agreement, and for these purposes, the Buyer’s actual knowledge shall be limited to the actual knowledge of Tom Mann, Ashley Dean, Rhys Edwards and Ian Strang at the date of this Agreement.
11.6	Subject to paragraph 4.1 of schedule 4, the rights and remedies of the Buyer in respect of a breach of any of the Warranties shall not be affected by Completion, by any investigation made by or on behalf of the Buyer into the affairs of the Company, by the giving of any time or other indulgence by the Buyer to any person, or by any other cause whatsoever except a specific waiver or release by the Buyer in writing and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Buyer.
11.7	Schedule 4 (Limitations on Sellers’ Liability) shall (save as otherwise provided) apply to limit or exclude, in accordance with its terms, any liability of the Sellers in respect of a breach of the Warranties (other than the Warranties given in paragraphs 1 and 6 of part 1 of schedule 2) and part 4 of schedule 3 (Miscellaneous, including exclusions and limitations, conduct of claims and payments) shall apply to limit or exclude, in accordance with its terms, any liability of the Sellers in respect of a breach of the Tax Warranties, other than in either case any such liability as is referred to in paragraph 4.5 of schedule 4. This clause shall not prevent either Seller from claiming against the other Seller by virtue of any right of contribution or indemnity to which it may be entitled.
11.8	Any amount paid by or on behalf of either Seller in respect of a breach of the Warranties and/or under a claim made under the Tax Covenant shall be deemed to reduce the purchase price payable to that Seller for the Shares registered in its name by, and be a repayment of, that amount.

11.9	Where any Warranty refers to the awareness, knowledge or belief of the Sellers or any analogous expression, that Warranty shall be deemed to include an additional statement that it has been made after diligent and careful enquiry by the Sellers of the following persons in relation to the Warranties set against their respective names, and the awareness, knowledge or belief of both the Sellers shall be limited to the actual awareness, knowledge or belief of such individuals:

Clive Kahn, Clive Nation, Nick Cockett, Kylie-Ann Tremlett, Sylvain Pignet, James Birch	all Warranties

Bill Ahearn	paragraphs 4.1, 4.2, 4.3 and 4.4 of part 3 of schedule 2 (Compliance and Litigation) and paragraphs 1.3 and 1.4 of part of schedule 2 (Contracts) and paragraphs 1.4 and 1.5 of part 6 of schedule 2 (Site Agreements)

Jackie Manley	paragraph 4 of part 3 of schedule 2 (Compliance and Litigation)

Geoff Baldock and Emma Turner	part 2 of schedule 2 (Accounts, Financial, Banking and Current Trading)

Lynette Mapp	part 3 of schedule 2 (Compliance and Litigation) and part 4 of schedule 2 (Contracts)

David Burgin	part 5 of schedule 2 (Assets)

Ann Colley	part 7 of schedule 2 (Pensions) and part 8 of schedule 2 (Employment)

Gareth Richards	part 10 of schedule 2 (Information Technology)

Martyn Emmerson and Lisa Westerman	Tax Warranties
The Sellers jointly and severally warrant to the Buyer that the individuals listed above are the appropriate people to review the relevant Warranties for the purposes of confirming their accuracy and that there are no other persons of whom it would be reasonable for the Sellers to make enquiry.
11.10	The Sellers shall disclose to the Buyer as soon as is reasonably practicable following their becoming aware of the same, any matter which becomes known to them prior to Completion which constitutes a breach of the Repeated Warranties.
12.	TAX

The provisions of part 3 of schedule 3 shall have effect on Completion.
13.	PROTECTION OF THE INTERESTS OF THE BUYER
13.1	Each Seller agrees that it shall not, directly or indirectly, alone or jointly with any other person, and whether as shareholder, partner, director, principal, consultant or agent:
13.1.1	for a period of 12 months starting on the Completion Date, employ any employee of the Company as at Completion, or solicit, canvass or induce or endeavour to induce any such employee to leave his position, whether or not that person would commit a breach of his contract by so leaving or offer employment to any such person;

13.1.2	for a period of two years starting on the Completion Date, solicit or induce any material supplier to the Company or any party to a Site Agreement to cease to do business with the Company or (in the case of a material supplier) to reduce the amount of supplies to or transactions with the Company or adversely to vary the terms on which they so do business, or (in the case of a party to a Site Agreement) seek to induce that party to permit the Seller in question to install and operate an ATM at the relevant site; and

13.1.3	for a period of two years starting on the Completion Date, carry on or be engaged, interested or concerned in any business which within the United Kingdom carries on a Restricted Activity.
13.2	Nothing in clause 13 shall prohibit either Seller from directly or indirectly:
13.2.1	acquiring and holding any interest in any business which carries on a Restricted Activity, provided that the turnover of that business attributable to the Restricted Activity in each of the last two financial years preceding the completion of the acquisition does not exceed five per cent. of the aggregate turnover of all entities which are the subject of the acquisition in question in those financial years, as derived from any relevant annual audited accounts (or in their absence any relevant management accounts) for those two financial years; or

13.2.2	holding any interest in any securities listed or dealt in on any securities exchange if that Seller and all other members of that Seller’s Group are together interested in securities which amount to less than five per cent of the issued securities of that class and which carry less than five per cent of the voting rights (if any) attaching to the issues securities of that class; or

13.2.3	publishing or causing to be published any advertisement not intended to induce any employee of the Company (as opposed to any equivalent employee of another company) as at Completion to leave his position; or

13.2.3	instructing an employment agency to recruit any individual if the Seller in question does not encourage that agency to approach any employee of the Company as at Completion.
13.3	Neither Seller shall after Completion disclose or use any Confidential Information or trade secrets relating to the Company. This clause shall not prohibit disclosure of:
13.3.1	Confidential Information under a legal obligation involuntarily incurred or if required by the law of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction;

13.3.2	any Confidential Information which is or becomes part of the public domain without breach of this clause or clause 13.4; or

13.3.3	Confidential Information to any other member of that Seller’s Group or to any professional advisers of that Seller or of any other member of that Seller’s Group.
13.4	Each Seller shall use its reasonable endeavours to ensure that no member of that Seller’s Group from time to time takes or omits to take any action which, if taken or omitted by that Seller, would constitute a breach of clause 13.1 or 13.3.
13.5	Each of the restrictions in clauses 13.1 and 13.3 shall be enforceable by the Buyer independently of each of the others and its validity shall not be affected if any of the others is invalid.
13.6	If any of the restrictions in clauses 13.1 and 13.3 is void but would be valid if some part of the restrictions were deleted, the restriction in question shall apply with such deletion as may be necessary to make it valid.

13.7	Each Seller acknowledges that the above provisions of this clause are no more extensive than is reasonable to protect the Buyer as the acquirer of the Shares.
13.8	In this clause 13, “Restricted Activity” means the operation of any ATM in the United Kingdom which dispenses the national currency for the time being of the United Kingdom, but excludes:
13.8.1	acting as “landlord” (and carrying out maintenance activities) in relation to a site on which an ATM is installed, where that ATM is operated by a third party paying a fee to the relevant Seller (whether that fee is fixed or calculated by turnover or determined in any other way) provided that no Seller shall be in any way otherwise involved in the operation of the ATM in question or the processing of transactions in relation to that ATM;

13.8.2	operating any ATM installed at any site (including for example but without limitation an airport terminal) at which Travelex UK Limited or any member of its Seller’s Group carries on any foreign exchange business, whether or not the ATM in question is located in the bureau at which that foreign exchange business is carried on; and

13.8.3	operating any ATM which utilises so-called “Dynamic Currency Conversion” technology;
provided that for a period of two years following Completion, before carrying on any activity falling within the scope of clauses 13.8.1 and 13.8.2 in relation to any ATM installed after the date of Completion or in respect of which the existing contract terminates after Completion, or before carrying on any activity falling with the scope of clause 13.8.3, Travelex UK Limited shall (where relevant, to the extent permitted by any relevant landlord or superior landlord) first offer the Buyer a right of first refusal with regard to the financial and operational terms on which the ATM in question is to be operated as set out in clauses 13.9 to 13.13 below.
13.9	The Buyer shall within five Business Days after being notified pursuant to clause 13.8 advise Travelex UK Limited that it wishes to enter into negotiations for the operation of the ATM(s) in question. If no such notice is received within such a period the Buyer shall be deemed to have declined the offer of first refusal made by Travelex UK Limited and Travelex UK Limited shall then be free to enter into a contract with any third party for the operation of the ATM(s) in question.
13.10	If the Buyer advises Travelex UK Limited pursuant to clause 13.9 that it wishes to enter into negotiations, Travelex UK Limited agrees to enter into good faith negotiations with the Buyer for a period of 10 Business Days from the date of receipt of the notification pursuant to clause 13.9 (the “Exclusivity Period”) for the operation of the ATM(s) in question and during the Exclusivity

Period Travelex UK Limited agrees not to enter into any contract with any third party in respect of the operation of such ATM(s).

13.11	If, after the Buyer has given notice in accordance with clause 13.9 but before the end of the Exclusivity Period, the Buyer does not wish to proceed with negotiations with Travelex UK Limited, the Buyer shall notify Travelex UK Limited in writing of that fact and on receipt of such notification Travelex UK Limited shall be entitled to enter into any contract with any third party for the operation of the ATM(s) in question.

13.12	If following expiry of the Exclusivity Period, Travelex UK Limited and the Buyer have failed to agree on the terms of an agreement in relation to the operation of the ATMs in question and Travelex UK Limited subsequently agrees terms with a third party in relation to the operation of the same ATMs, then before entering into any agreement with such third party Travelex UK Limited shall first give the Buyer the opportunity to enter into such agreement, on the same terms as those agreed to by the third party. If the Buyer fails to enter into such agreement within 5 Business Days of receipt of Travelex UK Limited’s offer, then such offer shall be deemed to have been declined by the Buyer and Travelex UK Limited shall be entitled to enter into such agreement with the third party in question.

13.13	If the Buyer and Travelex UK Limited fail to agree on the terms of an agreement in relation to the operation of the ATM(s) within the Exclusivity Period and any offer made by Travelex UK Limited in accordance with clause 13.12 is not accepted or is deemed to have been declined, then Travelex UK Limited shall then be entitled to enter into a contract with any third party for the operation of the ATM(s) in question.

14.	GUARANTEE

14.1	In consideration of the Sellers entering into this Agreement the Guarantor as primary obligor irrevocably and unconditionally:
14.1.1	undertakes to ensure the Buyer’s performance of all its obligations under this Agreement in accordance with its terms and the Company’s performance of all of its obligations under the Guaranteed Contracts in accordance with their terms (“Guarantee Obligations”);

14.1.2	guarantees as a continuing guarantee to the Sellers the performance and observance by the Buyer and the Company of the Guaranteed Obligations or arising in consequence of any breach of the Guaranteed Obligations;

14.1.3	agrees that if and each time that the Buyer fails to make any payment to the Sellers when it is due under this Agreement, the Guarantor shall on demand (without requiring the Sellers first to take steps against the Buyer or any other person) pay that amount to the Sellers .
14.2	The liability of the Guarantor under this clause shall not be released or diminished in whole or in part by anything which, but for this provision, might operate to affect its liability, including without limitation:
14.2.1	any variation of the terms of this Agreement;

14.2.2	any forbearance or neglect or delay in seeking the performance of any obligations under this Agreement or the Guaranteed Contracts or any granting of time for the performance of those obligations or any other arrangement between the Sellers (or either of them), the Buyer and the Company or any other person; or

14.2.3	any unenforceability or invalidity of any obligation of the Buyer or the Company, so that this clause shall be construed as if there were no such unenforceability or invalidity.
14.3	The guarantee in clause 14.1 is a continuing guarantee and accordingly shall remain in force until all of the obligations of the Buyer under this Agreement and all of the obligations of the Company under the Guaranteed Contracts have been fully performed or fully satisfied.

14.4	The guarantee in clause 14.1 shall be in addition to and without prejudice to and not in substitution for, the performance and observance of the Buyer’s obligations under this Agreement and the Company’s performance and observance of its obligations under the Guaranteed Contracts.

14.5	The Guarantor warrants and represents to the Sellers that:
14.5.1	the Guarantor is a company duly incorporated and validly existing under the laws of Oregon;

14.5.2	the Guarantor has all necessary power and authority to enter into and perform its obligations under this Agreement;

14.5.3	this Agreement constitutes (or will when executed constitute) valid and binding obligations on the Guarantor in accordance with their respective terms;

14.5.4	the entering into and performance by the Guarantor of its obligations under this Agreement:
14.5.4.1	will not result in a breach of any provision of the memorandum or articles of association or analogous constitutional documentation of the Guarantor;

14.5.4.2	will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which the Guarantor is party or by which it is bound; and

14.5.4.3	does not require the consent of any third party.
14.6	If any monies paid to the Sellers (or either of them) under this Agreement have to be repaid by the Sellers to the Buyer by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force or on any other ground, the liability of the Guarantor shall be computed as if those monies had never been paid to the Sellers at all.

14.7	For the avoidance of doubt, nothing under clause 14 shall require the Guarantor to complete the acquisition of the Shares if the Condition set out in clause 3.1.2 has not been satisfied by the End Date.

15.	PAYMENTS AND INTEREST

15.1	Payments to be made to the Sellers under this Agreement shall be made in pounds sterling by telegraphic transfer of immediately available funds to the following account of the Sellers’ Solicitors:

CONFIDENTIAL
or to any other account of which the Sellers give the Buyer at least three Business Days’ notice from time to time.

15.2	Payment to be made to the Buyer under this Agreement shall be made in pounds sterling by telegraphic transfer of immediately available funds to the following account of the Buyer’s Solicitors:

CONFIDENTIAL
15.3	Payment of any sum to a party’s solicitors will discharge the obligations of the relevant party to pay the sum in question, and that party shall not be concerned to see the application of the monies so paid.

16.	BOOKS AND RECORDS

The Buyer shall ensure that all records (whether in electronic or in any other form) of the Buyer relating to the business of the Company which are relevant in connection with any Warranty Claim or other claim against the Sellers under this Agreement are retained for so long as any actual or threatened Warranty Claim or other claim remains outstanding. The Buyer shall ensure that the Sellers are provided as soon as reasonably practicable after request with access to those records and is permitted at the Sellers’ expense to make copies of them.

17.	ASSIGNMENT

17.1	Subject to clause 17.2, no party and no third party referred to in clause 21.1 may assign or otherwise dispose of any rights under this Agreement, at law or in equity, including by way of security or declaration of trust. Any purported assignment in breach of this clause shall be void and confer no rights on the purported assignee.

17.2	The Buyer may assign its rights under this Agreement to any member of the Buyer’s Group provided (a) that the terms of any such assignment shall provide for the rights to be re-assigned to the Buyer in the event that the assignee ceases to be a member of the Buyer’s Group, and in default of any such re-assignment, those rights shall lapse and (b) any liability of the Sellers to the assignee shall not exceed the liability of the Sellers to the Buyer in the absence of that assignment.

18.	ANNOUNCEMENTS AND CONFIDENTIALITY

18.1	No party may make any press release or other public announcement about this Agreement or the transactions contemplated by it, or disclose any of the terms of this Agreement, except with the consent of the other party.

18.2	Clause 18.1 shall not apply to any disclosure made by a party to a member of its Group or to its professional advisers, or to any announcement or disclosure required by the laws of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction, provided that the party required to make such an announcement or disclosure shall first take all such steps as may be reasonable and practicable in the circumstances to consult with the other party, and shall take into account its reasonable comments.

18.3	Each party shall ensure that any member of its Group or professional adviser to which it discloses information under clause 18.2 is made aware of the obligations of confidentiality contained in this clause and complies with this clause as if binding on it directly.

19.	COSTS

Each party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it.

20.	NOTICES

20.1	Any notice, consent or other communication given under this Agreement shall be in writing and in English, and signed by or on behalf of the party giving it, and shall be delivered by hand or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) or by fax as follows (and, for the avoidance of doubt, may not be given by email):

to the Buyer:

For the attention of:	Ashley Dean, Managing Director

Address:	TRM (ATM) Limited, 1A Meadowbrook, Maxwell Way, Crawley, West Sussex RH10 9SA

Facsimile number:	01293 585091

with a copy (which shall not constitute notice) to Amy Krallman, Esq., Senior Vice President and General Counsel, TRM Corporation at Team Headquarters, 5208 NE 122nd Avenue, Portland, Oregon 97230 USA; and

to the Sellers:

For the attention of:	the Company Secretary

Address:	Travelex Limited, 65 Kingsway, London WC2B 6TB

Facsimile number:	020 7400 4001

and

For the attention of:	the Company Secretary

Address	Snax 24 Corporation Limited, Archway House, 105a High Street,
Berkhamsted, Hertfordshire HP4 2DG

Facsimile number:	01442 873 420
with a copy (which shall not constitute notice) to the Sellers’ Solicitors (Reference: SJH).

20.2	Any party may from time to time notify the others of any other person, address or fax number for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

20.3	Any notice, consent or other communication given in accordance with clause 20.1 and received after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.

20.4	The provisions of clause 20.1 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.

21.	THIRD PARTY RIGHTS

21.1	Members of either Seller’s Group may rely upon and enforce the terms of clauses 10.1 and 10.8 (guarantees and indebtedness), the Company may rely upon and enforce the terms of clauses 10.2 and 10.8 (guarantees and indebtedness) and the directors and employees of the Company may rely upon and enforce the terms of clause 11.4 (waiver of rights in relation to warranties).

21.2	Notwithstanding any other provision of this Agreement, the Sellers and the Buyer may by agreement in writing rescind or vary any of the provisions of this Agreement without the consent of any third party, and accordingly section 2(1) of the Contracts (Rights of Third Parties) Act 1999 shall not apply.

21.3	Except as otherwise stated in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement. This clause shall not affect any right or remedy of a third party which exists or is available apart from that Act.

22.	OBLIGATIONS AFTER COMPLETION AND FURTHER ASSURANCE

22.1	At or after Completion, the Sellers shall execute all such documents and do or cause to be done all such other things as the Buyer may from time to time reasonably require in order to vest in the Buyer legal title to and the benefit of the Shares. Nothing in this clause 22.1 or under this Agreement shall require either Seller to pay any stamp duty or stamp duty reserve tax in relation to the sale of the Shares.

22.2	After Completion, the Buyer shall use all reasonable endeavours to make available to the Sellers the assistance of those of the employees employed by the Company who were so employed at or before Completion as the Sellers may from time to time reasonably require in connection with any proceedings against the Sellers of which the relevant employees have particular knowledge, whether by virtue of their involvement in the matters giving rise to the proceedings or otherwise.

22.3	Save as permitted under the Transitional Services Agreement, the Buyer shall not at any time after Completion use in the course of any business the name Travelex, the phrase “Travelex Worldwide Money” and the Travelex Worldwide Money logo or any confusingly similar names or logos.

23.	NO MERGER

The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

24.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument, and shall not be effective until each of the parties has executed at least one counterpart.

25.	ENTIRE AGREEMENT

25.1	This Agreement and the documents referred to in it together constitute the entire agreement and understanding of the parties and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

25.2	The Buyer acknowledges that no provisions are to be regarded as implied into this Agreement, save for those implied by law and which are not lawfully capable of being excluded. All implied provisions lawfully capable of being excluded are excluded for all purposes.

25.3	In entering into this Agreement, and subject to schedule 4, each party accepts that it is not relying on any representation, warranty or on any other information or statement of opinion or belief, including, without limitation, replies to due diligence enquiries, whether written or oral, express or implied, and whether made or given by another party or by any of their respective advisers, which is not expressly comprised within or the subject of any of the Warranties.

25.4	So far as it remains to be performed this Agreement shall continue in full force and effect notwithstanding Completion.

25.5	No exercise or failure to exercise a right under this Agreement or otherwise or to invoke a remedy shall constitute a waiver of that or any other right or remedy.

25.6	Nothing in this clause 25 shall limit any liability of either of the Sellers for fraud.

26.	GOVERNING LAW AND JURISDICTION

26.1	This Agreement shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement.

26.2	Each party irrevocably waives any objection which it may have now or later to proceedings being brought in the courts of England and Wales and any claim that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

26.3	Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.
THIS AGREEMENT has been executed by or on behalf of the parties on the date at the top of page 1.

SCHEDULE 1
Details of the Company

Date and place of incorporation:	3 August 2000, England and Wales

Registered number:	4046739

Registered office:	65 Kingsway, London WC2B 6TD

Share capital:

Authorised:	£1,000 divided into 500 A ordinary shares of £1 each and 500 B ordinary Shares of £1 each

Issued:	£1,000 divided into 500 A ordinary shares of £1 each and 500 B ordinary Shares of £1 each

Directors:	William Aherne
Nicholas Cockett
Lloyd Dorfman
Alan Goldman
Clive Kahn
Clive Nation
Gerald Ronson
Lisa Ronson

Secretary:	Sylvain Pignet

Shareholders:	Travelex UK Limited (500 A ordinary shares of £1 each)

Snax 24 Corporation Limited (500 B ordinary shares of £1 each)

Auditors:	PricewaterhouseCoopers LLP

Accounting reference date:	31 December

Charges:	None

Part 1 — General
SCHEDULE 2
Warranties
Part 1: General
1.	SHARES AND OTHER SECURITIES OF THE COMPANY

1.1	The Shares represent the entire issued share capital of the Company.

1.2	Each Seller is the legal and beneficial owner of the Shares set out against that Seller’s name in schedule 1, save that Snax 24 Corporation Limited holds 25 of the Shares registered in its name on trust for Alan Goldman, but no consent is required for the sale of such Shares from Mr Goldman.

1.3	The Company has no debentures or other securities in issue.

1.4	No person has the right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, or to convert any security into, any shares, debentures, loan capital or other securities of the Company.

2.	SHADOW DIRECTORS

No person who is not named in schedule 1 is a shadow director (within the meaning of section 741(2) Companies Act 1985) of the Company.

3.	SUBSIDIARIES AND BRANCHES

3.1	The Company has no interest in nor is it under a subsisting obligation to acquire any interest in any shares, debentures or other securities of any other body corporate.

3.2	The Company has no branch or other place of business or permanent establishment outside the United Kingdom.

4.	COMMISSION

No person is entitled to receive from the Company any finder’s fee or brokerage or other commission in connection with the sale of the Shares to the Buyer.

Part 1 — General
5.	INSOLVENCY

5.1	In this Part 1, “Insolvency Proceedings” means any formal insolvency proceedings, whether in or out of court, including liquidation, administration, administrative receivership, receivership, scheme of arrangement with creditors, moratorium, interim or provisional supervision by a court or court appointee, winding-up or striking-off.

5.2	The Company is able to pay its debts as they fall due and has not stopped payment of its debts.

5.3	The Company has not taken any steps to commence any Insolvency Proceedings, nor has it received notice that any third party has commenced any Insolvency Proceedings, in either case whether in relation to the Company or any part of its assets or undertaking.

6.	AUTHORITY AND CAPACITY OF THE SELLERS

6.1	Each Seller has all necessary power and authority to enter into and perform its obligations under this Agreement and all agreements to be entered into by such Seller pursuant to this Agreement and when executed will constitute valid and binding obligations on such Seller in accordance with their terms.

6.2	The sale of the Shares by each Seller under this Agreement:
6.2.1	will not result in a breach of any provision of the memorandum or articles of association of that Seller;

6.2.2	will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which either Seller is party or by which that Seller is bound; and

6.2.3	does not require the consent of any third party which will not have been obtained by Completion.
6.3	All corporate action required by each Seller validly and duly to authorise the execution and delivery of, and to exercise its rights and perform its obligations under, this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement has been duly taken.

Part 2 — Accounts, Financial, Banking and Current Trading
Part 2 : Accounts, Financial, Banking and Current Trading
1.	THE ACCOUNTS

1.1	The Accounts were prepared under the historical cost convention and in accordance with applicable Statements of Standard Accounting Practice, Financial Reporting Standards, statements from the Urgent Issues Task Force, other generally accepted accounting practices in the United Kingdom and the Companies Act 1985.

1.2	The Accounts give a true and fair view of the state of affairs of the Company as at the end of the financial year to which they relate and of its loss for the period ended on that date.

1.3	The Accounts have been prepared applying accounting policies consistently with those used in the previous financial year of the Company.

1.4	Since the Accounts Date, other than as disclosed in the Management Accounts or in the document attached to this Agreement and marked “C”:
1.4.1	no dividend or other distribution (as defined for the purposes of section 209 or 210 of ICTA) has been declared, paid or made by the Company;

1.4.2	the business of the Company has been carried on in the ordinary course and so as to maintain it as a going concern;

1.4.3	there has been no material adverse change in the financial or trading position of the Company;

1.4.4	the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset;

1.4.5	no debtor has been released by the Company on terms that he pays less than the book value of any debt (subject to settlement discounts on the usual terms which have been disclosed to the Buyer in the Disclosure Letter) and no debt has been written off or has proved to be irrecoverable to any extent; and

1.4.6	the Company has not paid any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment.

Part 2 — Accounts, Financial, Banking and Current Trading
2.	MANAGEMENT ACCOUNTS

The Management Accounts:

2.1	have been prepared in good faith and with due care and so far as the Sellers are aware, are not misleading; and

2.2	fairly reflect the profits and losses, assets and liabilities of the Company during the period to which they relate.

3.	DEBTORS

3.1	There are no debts owing to the Company (whether or not due for payment) other than trade debts incurred in the ordinary and proper course of business.

3.2	The Company has not factored or discounted any debt arising to it as at Completion.

4.	CREDITORS AND LIABILITIES

4.1	The Company has no creditors or any other liabilities other than those incurred in the ordinary course of business.

4.2	The Sellers have disclosed to the Buyer full details of the amount of the Shareholder Loans and the Inter-Company Debts and the Borrowings (in the latter two cases as at the date of this Agreement).

4.3	Annexed to the Disclosure Letter is a list of the trade creditors as at 24 August 2005 of the Company to whom sums in excess of £10,000 each remain unpaid at 30 days after invoice.

5.	GOVERNMENT GRANTS

The Company has not applied for, or received, any grant, investment, subsidy or financial assistance from any government department or agency or any local or other authority.

6.	BANK ACCOUNTS

The Disclosure Letter contains the account details of all bank accounts of the Company as at the date of this Agreement.

Part 2 — Accounts, Financial, Banking and Current Trading
7.	FACILITIES

There are no financial facilities available to the Company from any person other than the Sellers or members of either Seller’s Group nor are there any loans outstanding from the Company to any person other than the Sellers or members of either Seller’s Group.

8.	LOANS TO DIRECTORS AND CONNECTED PERSONS

There will not be outstanding immediately after Completion:

8.1	any loan made by the Company to, or debt owing to the Company by, either Seller or any director of the Company or any person connected with any of them;

8.2	any agreement or arrangement to which the Company is a party and in which either Seller or any director of the Company or any person connected with any of them is interested;

8.3	any agreement or arrangement between the Company and any company of which it is a subsidiary or another subsidiary of any such company (including but not limited to any such agreement or arrangement under which the Company is, or may in the future become, liable to pay any service, management or similar charge or to make any payment of interest or in the nature of interest).

Part 3 — Compliance and Litigation
Part 3 : Compliance and Litigation
1.	CONDUCT OF BUSINESS

So far as the Sellers are aware neither the Company nor any of its officers (during the course of their duties) has done or omitted to do any act or thing which is in material contravention of any legislation in the United Kingdom to which the Company is subject and has, so far as the Sellers are aware, dealt with its assets in all material respects in accordance with all applicable law and administrative requirements.

2.	COMPETITION LAW

2.1	So far as the Sellers are aware, the Company is not nor has it been during the period of the Sellers’ ownership, a party to or concerned in any agreement, concerted practice or course of conduct which in whole or part infringes the competition, monopolies, mergers or anti-trust law of any country in which it has assets or carries on business.

2.2	So far as the Sellers are aware, in relation to competition or anti-trust matters, the Company:
2.2.1	has not given any undertaking or assurance which is still binding on it, to; or

2.2.2	is not subject to any order of or any investigation by; or

2.2.3	has not received any process, notice, request for information or other written communication from, any court or the European Commission, the EFTA Surveillance Authority, the Office of Fair Trading, the Competition Commission, the Secretary of State for Trade and Industry or any other competition, monopolies, mergers or other authority having jurisdiction in competition or anti-trust matters under any competition or anti-trust legislation in any country in which the Company has assets or carries on business.

3.	BOOKS, RECORDS, RETURNS AND CORPORATE ORGANISATION

3.1	The register of members of the Company is in the possession and ownership or under the control of the Company and is complete, accurate and up to date.

3.2	No claim has been made in writing to the Company that the register of members is incorrect or should be rectified.

Part 3 — Compliance and Litigation
3.3	All returns, particulars, resolutions and other documents required to be given or delivered by the Company to the registrar of companies have been correctly made up in all material respects and duly given or delivered.

3.4	All material records and material information belonging to the Company (whether or not held in written form) are in its exclusive possession, under its direct control and subject to unrestricted access by it.

3.5	The copies of the memorandum and articles of association of the Company annexed to the Disclosure Letter are true and complete copies, having attached to them copies of all resolutions and agreements referred to in section 380(2) of the Companies Act, and the Company has complied in all material respects with all the provisions of its memorandum and articles of association and, in particular, has not entered into any ultra vires transaction.

3.6	The Company has not at any time:
3.6.1	repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce any class of its issued share capital or purchased any of its own shares;

3.6.2	made or resolved or agreed to make any issue of shares or other securities by way of capitalisation of profits or reserves; or

3.6.3	given any financial assistance in contravention of section 151 of the Companies Act.
3.7	All material licences, permissions and consents required for the carrying on of the business of the Company have been obtained by it and are in full force and effect and the Sellers are not aware of any circumstances which would be likely to result in any of those licences, permissions or consents being revoked or not renewed in the ordinary course.

4.	LITIGATION

4.1	The Company is not currently engaged, nor has it during the period of two years ending on the date of this Agreement been engaged, in any litigation, prosecution, arbitration, mediation, conciliation or expert determination whether as claimant or defendant or in any other capacity where the amount claimed, contested or in dispute was in excess of £15,000.

4.2	The Company has not received notice that it is subject to any investigation, inquiry or enforcement proceedings or other process by any governmental, administrative or quasi-

Part 3 — Compliance and Litigation
governmental regulatory body or agency nor is the Company in dispute with any such body or agency.

4.3	So far as the Sellers are aware there are no dispute resolution processes, proceedings and other processes or disputes such as are referred to in paragraphs 4.1 and 4.2 of this part 3 pending or threatened by or against the Company.

4.4	So far as the Sellers are aware, neither the Company nor any person for whose acts or defaults the Company may be vicariously liable has:
4.4.1	induced a person to enter into an agreement or arrangement with the Company by means of an unlawful payment, contribution, gift or other inducement;

4.4.2	offered or made an unlawful payment, contribution, gift or inducement to a government official or employee; or

4.4.3	directly or indirectly made an unlawful contribution to a political activity.
4.5	There is not, nor during the last three years has there been, any agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which either of the Sellers, any director or former director of the Company or any person connected with any of them is or was interested in any way.

4.6	No person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this Agreement or anything contained in it.

5.	DATA PROTECTION

5.1	In this paragraph 5 of part 3 of schedule 2, “Personal Data” has the meaning given to it in the Data Protection Act 1998.

5.2	As far as the Sellers are aware, the Company is in material compliance with all relevant requirements of:
5.2.1	the Data Protection Act 1998; and

5.2.2	the Privacy and Electronic Communications (EC Directive) Regulations 2003.
5.3	The Company is duly registered as a data controller under the Data Protection Act 1998 for all purposes for which registration is required in respect of the processing of Personal Data by or on

Part 3 — Compliance and Litigation
behalf of the Company and all due and requisite fees in respect of such registration have been paid.

5.4	The Company has not received an Enforcement Notice under the Data Protection Act 1998.

Part 4 — Contracts
Part 4 : Contracts
1.	MATERIAL CONTRACTS

1.1	A copy of each agreement under which the Company enjoys rights or by which the Company is bound at the date of this Agreement and which is material for the purposes of paragraph 1.2 of this part 4, is annexed to the Disclosure Letter (or, where any such agreement is not in writing, details of the key terms of that agreement is contained in the Disclosure Letter).

1.2	The following agreements shall be regarded as material for the purposes of this paragraph 1.2, namely any agreement for:
1.2.1	the purchase, sale or leasing (including rental) of any ATM and related security equipment;

1.2.2	the use of software on or in connection with an ATM;

1.2.3	the installation and/or de-installation of ATMs;

1.2.4	the identification of sites at which the Company might wish to install and/or operate an ATM;

1.2.5	the borrowing of cash for installation in an ATM;

1.2.6	the transportation of cash and/or the installation of cash in an ATM;

1.2.7	the maintenance of an ATM including cleaning (distinguishing between first line maintenance and second line maintenance);

1.2.8	connectivity between any ATM and the shared network operated by LINK Interchange Network Limited established for the purpose, inter alia, of serving the ATMs of network members and others and of permitting the customers of such members to withdraw cash from their accounts mechanically and electronically;

1.2.9	the provision of any processing, settlement or transaction services or the provision of telecommunications services in relation to an ATM;

1.2.10	mobile phone top up and/or on screen advertising; and

1.2.11	the provision of telecommunications hardware and communications lines and associated maintenance services.

Part 4 — Contracts
1.3	So far as the Sellers are aware, the Company has not materially breached and no counterparty is in material breach of any of the agreements referred to in paragraph 1.1 of this part 4, and the Company has not received notice from any counterparty alleging any such material breach by the Company.

1.4	There is no subsisting dispute of a material nature between the Company and any other person in relation to any of the agreements referred to in paragraph 1.1 of this part 4, and there are no circumstances which the Sellers believe to be likely to give rise to any such dispute. For the purposes of this paragraph, “material nature” shall mean involving an amount in excess of £15,000.

1.5	The Company has not given notice or received any written notice terminating any of the agreements referred to in paragraph 1.1 of this part 4.

1.6	The Company is not a party to any subsisting agreement: 1.6.1 which is not in the ordinary course of business or which is not on arm’s length terms;
1.6.2	pursuant to which the Company has disposed of any shares or business and remains subject to any actual or contingent liability;

1.6.3	which involves obligations of the Company which the Sellers believe the Company is unlikely to be able to perform;

1.6.4	which is any contract of guarantee, indemnity or suretyship or any contract to secure any obligation of any person;

1.6.5	under which the Company has granted any third party the right to buy any assets owned or used by the Company; or

1.6.6	(being an agreement for the supply of goods or services to the Company for an annual consideration in excess of £50,000 plus VAT (if applicable)) and save as disclosed in the list referred to in clause 9.2.10 in relation to any Site Agreement, which may be terminated pursuant to its terms as a result of this Agreement (or Completion) or which contains a provision entitling the counterparty to terminate the contract on a change of control of the management or shareholders of the Company.
1.7	The Company is not, nor has it agreed to become, a member of any partnership, joint venture or consortium or a party to any other arrangement for sharing income, profits, losses or expenses.

Part 4 — Contracts
2.	POWERS OF ATTORNEY AND AUTHORITIES

There are no subsisting powers of attorney given by the Company and no other subsisting written authorities by which any person may execute any document, enter into any agreement or do or agree to do anything on behalf of the Company.
3.	SUPPLIERS

During the last 12 months, no party to a Site Agreement and no party to an agreement for the supply of goods or services to the Company for an annual consideration in excess of £50,000 (plus VAT if applicable) has stopped trading with or supplying the Company or reduced, or indicated in writing an intention to reduce, substantially the terms on which it is prepared to trade with or supply the Company (other than normal price and quota changes).

Part 5 — Assets
Part 5: Assets
1.	ASSETS SUFFICIENT FOR THE BUSINESS

1.1	The assets and rights owned by or licensed to the Company, together with assets held under any finance lease, hire purchase and rental or credit sale agreements referred to in the Disclosure Letter, comprise all of the assets and rights necessary for the continuation of the business of the Company as carried on at the date of this Agreement.

1.2	The business of the Company as carried on at the date of this Agreement does not require the use of any material assets or rights owned by, or any material services supplied by, either Seller or any member of either Seller’s Group.

1.3	The 3 DES/EMV upgrade has been successfully completed on all of the Company’s ATMs.

2.	OWNERSHIP AND POSSESSION OF ASSETS

2.1	All assets used by the Company in the course of its business as carried on at the date of this Agreement or which are necessary for the continuation of its business, other than any asset held under a finance lease, hire purchase and rental or credit sale agreement referred to in the Disclosure Letter are legally and beneficially owned by the Company free from Encumbrances, and so far as the Sellers are aware, no person has claimed to be entitled to an Encumbrance or title in respect of any such asset.

2.2	All of the material tangible assets owned by the Company, or which the Company has the right to use, are in the possession and ownership or under the control of the Company.

3.	INSURANCE

3.1	Annexed to the Disclosure Letter is a summary of the level of cover and insured risks under the insurance policies maintained by or on behalf of the Company.

3.2	All premiums due on the subsisting insurance policies of or covering the Company have been duly paid, all other material conditions of those policies have been performed and observed, and so far as the Sellers are aware, there are no circumstances which might result in any such insurance policy becoming void or voidable.

3.3	No subsisting insurance policy of or covering the Company is subject to any special or unusual terms or restrictions.

Part 5 — Assets
3.4	The Disclosure Letter contains complete and accurate details of all insurance claims in excess of £15,000 made by the Company during the period of two years ending on the date of this Agreement. So far as the Sellers are aware, there are no circumstances which would entitle the Company to make a claim in excess of £25,000 or which would be required under any of its subsisting insurance policies to be notified to the insurers.

3.5	The Company has, and at all material times has had, valid insurance cover in respect of its business and assets

4.	CONDITION AND MAINTENANCE OF PLANT

All ATMs and all other plant, machinery, vehicles and office and other equipment owned or used by the Company in the course of its business are in reasonable repair and condition subject to fair wear and tear and having regard to age and usage and are regularly maintained.

5.	LEASED ASSETS

Details of all material assets held by the Company under a finance lease or a hire purchase, rental, credit sale or other similar agreement as set out in the Disclosure Letter.

6.	CHARGES

All charges in favour of the Company and which require registration under the Companies Act 1985 have been duly registered.

Part 6 — Sites and Environment
Part 6: Sites and Environment
1.	SITES

For the purposes of the Warranties in paragraphs 1.1 and 1.2 of this schedule, agreements for sites entered into without breach of schedule 5 shall not be regarded as Site Agreements when those Warranties become Repeated Warranties.

1.1	The Company has no interest in real property other than those sites listed in schedule 6 which relate to the business of the Company (as opposed to those sites which relate to the Business) and the agreements in respect of such sites being referred to in this Agreement as “Site Agreements”.

1.2	All Site Agreements are attached to the Disclosure Letter.

1.3	The information set out in schedule 6 and in the Disclosure Letter with respect to the number of ATMs which are the subject of each Site Agreement is accurate in all respects.

1.4	The Company has observed and performed the material covenants and conditions contained in the Site Agreements in all material respects and has received no complaint regarding any alleged breach of covenant or conditions under any Site Agreement.

1.5	The Company has not received any notice to terminate a Site Agreement and the Sellers are not aware of any intention or circumstance that may give rise to such termination.

1.6	So far as the Sellers are aware, the Company has only obtained planning permission for those specific ATMs listed in the schedule to be provided by the Sellers on Completion in accordance with clause 9.2.11.

1.7	So far as the Sellers are aware, in relation to those ATMs where planning permission has been obtained (as listed in the Disclosure Letter), such planning permission has been complied with by the Company.

1.8	No interest of the Company under any Site Agreement has been registered at HM Land Registry.

2.	ENVIRONMENT

So far as the Sellers are aware, the Company has complied with Environmental Law in all material respects.

Part 7 — Pensions
Part 7: Pensions
1.	NO OTHER ARRANGEMENTS

Except for the Pension Scheme, the Company does not participate in or contribute to any personal pension schemes or any occupational pension schemes (whether or not legally binding) the main or only purpose of which is to provide pension, retirement or death benefits for any of its employees or for the widow, widower, child or dependant of any such employee (the “Pensionable Employees”).

2.	NO ASSURANCES ETC

The Company has not given any undertaking as to the introduction, continuance, improvement or increase of any benefit of kind described in paragraph 1 of this part 7 and is neither paying nor has in the last two years paid any such benefit to any employee.

3.	CONTRIBUTIONS

The Company has paid all contributions, expenses and insurance premiums which have fallen due for payment by it to the Pension Scheme.

4.	MORAL HAZARD

No contribution notice or financial support direction under the Pensions Act 2004 has been issued to the Company or to any other person in respect of the Pension Scheme and there is no fact or circumstances likely to give rise to any such notice or direction.

5.	STAKEHOLDER

The Company has facilitated access for its Pensionable Employees who are not members of the Pension Scheme to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999.

6.	LITIGATION

No claims or complaints have been made or are pending or threatened in relation to the Pension Scheme or in respect of the provision of (or failure to provide) pension, lump sum or death benefits in relation to any of the Pensionable Employees and so far as the Sellers are aware there is no fact or circumstance likely to give rise to such claims or complaints.

Part 7 — Pensions
7.	DEFINED BENEFIT PROMISE

No written undertaking or written assurance (whether or not legally enforceable) has been given to any person that any benefits under the Pension Scheme (other than lump sum benefits on death in service) will be calculated by reference to any person’s remuneration or length of service or will be approximately or exactly any amount.

8.	OTHER

8.1	All material documentation relating to the Pension Scheme is annexed to the Disclosure Letter.

8.2	So far as the Sellers are aware no discrimination on grounds of sex, disability, marital status, hours of work, fixed-term or temporary agency workers, sexual orientation, religion or belief is, or has at any stage, been made in the provision of pension, lump sum or death benefits by the Company in relation to any of the Pensionable Employees.

8.3	The liability for all lump sum death benefits which may become payable under the Pension Scheme to any member is fully insured with a reputable insurance company on normal terms and at normal rates with all lives assured being treated as enjoying good health. The Sellers have not been notified of any action or omission which would enable any insurance company which has issued or has undertaken to issue any policy for the purpose of any of the schemes to avoid making payment under such policy.

Part 8 — Employment
Part 8 : Employment
For the purposes of the Warranties in paragraphs 1.1, 1.2, 1.3, 1.4 and 1.13, persons who become Employees after the date of this Agreement or offers of employment made after the date of this Agreement in either case without breach of schedule 5 shall not be regarded as Employees or the subject of any such offer when those Warranties become Repeated Warranties.
1.	The Sellers warrant that:

1.1	the Disclosure Letter contains details of the identities, dates of birth, job titles, basic annual salaries, bonuses, commission and benefits of all the Employees;

1.2	copies of all of the standard contracts applying to the Employees are annexed to the Disclosure Letter;

1.3	there are no persons engaged or employed by the Company except the Employees;

1.4	the Disclosure Letter contains details of any outstanding offer of employment made to any individual by the Company;

1.5	there are no agreements between the Company and any trade union or other body representing the Employees nor are there any works councils or staff associations or other employee representatives in place;

1.6	as far as the Sellers are aware, there is no material outstanding or threatened claim or legal proceeding against the Company where the amount claimed is in excess of £10,000 by any Employee or any former employee of the Company in relation to his or her employment;

1.7	the Company has not agreed for the future any variation of any of the terms referred to in paragraph 1.1 above;

1.8	the Sellers are not aware of any Employee who has been off sick for a period of 30 days or more in the six month period ending at the date of this Agreement (whether or not consecutive) whether or not they have received, are receiving or due to receive payment under any sickness or disability or permanent health insurance scheme or Group Protection Insurance Scheme and so far as the Sellers are aware, there are no claims under such schemes pending or threatened and in any event that all such claims are fully covered by insurance;

Part 8 — Employment
1.9	there is no agreement, scheme or policy of insurance for the payment of any allowances, lump sums or other like benefits during periods of sickness or disablement for the benefit of the Employees, save as disclosed in the Disclosure Letter;

1.10	there are no agreements for the provision of consultancy services to the Company nor are there any persons on secondment to or from the Company;

1.11	there are no schemes in operation by the Company under which any Employee is entitled to any remuneration calculated by reference to the whole or part of the turnover, profits or sales of the Company or to any other form of bonus or commission or any performance related bonus plan;

1.12	the Company does not in respect of any Employee operate any approved share option scheme, share incentive scheme, approved profit sharing scheme, enterprise management incentive scheme, employee share ownership plan or unapproved share scheme under which share benefits are provided, in respect of any Employee. No other company provides any such scheme or plan in respect of the Employees;

1.13	the Disclosure Letter sets out all material benefits to which the Employees are entitled. No proposal or commitment has been communicated to any Employee regarding the introduction, increase or improvement of any material benefit;

1.14	all subsisting contracts of service and all contracts for services with any individual to which the Company is a party are determinable on three months’ notice or less;

1.15	no Employee has given or received a period of notice terminating his or her employment or engagement which has not yet expired;

1.16	other than in relation to season ticket loans, the Company has not made any loan or advance, or provided any other form of financial assistance, to any Employee which is still outstanding; and

1.17	except as set out in the Disclosure Letter there are no Employees on maternity leave.

Part 9 — Intellectual Property
Part 9: Intellectual Property
1.	DEFINITIONS

In this part 9:

“Business Intellectual Property”	means the Intellectual Property Rights which the Company uses on the date of this Agreement in connection with its business; and

“Licence”	means any licence, permission or consent in respect of the use of any Intellectual Property Rights (including, without limitation, any unwritten and/or informal licensing arrangement) and any arrangement of which any licence, permission or consent forms part.
2.	OWNERSHIP

2.1	The Company is either the sole legal and beneficial owner of the Business Intellectual Property, or the Company has a valid Licence to use all Business Intellectual Property which it uses.

2.2	The Company does not own any domain names.

2.3	The Company has not granted a Licence to any person in respect of the Business Intellectual Property.

3.	ADEQUACY OF RIGHTS

3.1	The Intellectual Property Rights owned by the Company or used by the Company pursuant to a Licence comprises all the Intellectual Property Rights necessary to carry on the business of the Company as at Completion.

3.2	The Disclosure Letter contains details of all the material Licences granted to the Company for use of any of the Business Intellectual Property.

4.	INFRINGEMENTS

4.1	As far as the Sellers are aware, no activities of the Company infringe any Intellectual Property Rights of a third party or involve the unlicensed use of a third party’s confidential information or give rise to liability to pay compensation.

Part 9 — Intellectual Property
4.2	As far as the Sellers are aware, no third party has made any unauthorised use or exploitation of any Business Intellectual Property or has infringed any Business Intellectual Property, and no third party or competent authority has, within the 12 months prior to the date of this Agreement, made any claim, challenge or opposition against the Company in relation to the Business Intellectual Property.

5.	CONFIDENTIAL INFORMATION AND KNOW-HOW

5.1	The Company enforces and operates reasonable procedures to maintain the confidentiality of its Confidential Information and Know-How. As far as the Sellers are aware, such confidentiality has not been materially breached.

5.2	As far as the Sellers are aware, the Company has not disclosed (except in the ordinary course of business or subject to a binding confidentiality agreement) any Confidential Information or Know-How which is material to its business.

6.	REGISTERED INTELLECTUAL PROPERTY RIGHTS

None of the Intellectual Property Rights owned by the Company is registered, and no application for registration of any such Intellectual Property Rights has been made by the Company.

Part 10 — Information Technology
Part 10: Information Technology
1.	DEFINITIONS

In this part 10:

“Hardware”	means all information technology, telecommunications, network and peripheral equipment used by the Company at Completion;

“IT Systems”	means all Hardware and Software; and

“Software”	means all computer programs which are used by the Company at Completion.
2.	THE HARDWARE AND SOFTWARE

2.1	The Company owns or is permitted under agreement to use the Hardware and owns or is licensed to use the Software.

2.2	None of the Software was designed, written or developed for the Company.

3.	ADEQUACY OF IT SYSTEMS

3.1	The IT Systems are the only information technology systems (including equipment and computer programs) required by the Company to carry on its business as at the date of this Agreement.

3.2	The IT Systems are in the possession of the Company.

3.3	No third party provides any part of the IT Systems under any outsourcing, application service provider, hosting or similar arrangement.

4.	OPERATION AND MAINTENANCE OF IT SYSTEMS

4.1	The Disclosure Letter contains details of the material agreements for the use of equipment, licences, maintenance and support agreements specifically relating to the IT Systems.

4.2	There has been no material disruption to the business of the Company in the 12 month period ending on the date of this Agreement due to failures or breakdowns of the IT Systems or any part of them.

Part 10 — Information Technology
5.	SECURITY OF IT SYSTEMS

The Disclosure Letter contains details of the security processes in place to protect the IT Systems and the disaster recovery processes used by the Company to enable the Company to continue to function without any material disruption in the event of a failure or breakdown of any part of the IT Systems.

SCHEDULE 3
Tax
Part 1: Tax definitions and interpretation
1.	TAX DEFINITIONS

In this schedule the following words and expressions shall have the following meanings unless the context requires otherwise:

“Buyer’s Relief”	(a)	any relief arising to the Company to the extent that it either arises in respect of an event occurring or period commencing after Completion; or

	(b)	any relief arising to any member of the Buyer’s Group (other than the Company);

“Event”	any act, omission, arrangement, transaction or other event whatsoever including being or ceasing to be a member of a group or partnership or any other association, and including also the execution of all provisions of this agreement, and references to the results of an event occurring or deemed to have occurred on or before Completion and shall include the combined result of two or more events where one or more of those events have taken place on or before Completion and outside the ordinary course of business and the other or others shall have taken place after Completion and within the ordinary course of business of the Company;

“Group Relief”	losses and other amounts eligible for surrender pursuant to sections 402 to 413 (inclusive) of ICTA;;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Relief”	any loss, relief, exemption, allowance, deduction, credit or set-off in respect of Tax or relevant to the computation of income profits or gains for the purposes of any Tax and any right to repayment of Tax and:

	(a)	any reference to the “use or set-off” of a Relief shall be construed accordingly;

	(b)	any reference to the “loss” of Relief includes the absence, non-existence, reduction or cancellation of any such Relief or such Relief being wholly or partly unavailable; and

	(c)	any reference to a “right to repayment of Tax” includes any right to repayment supplement or interest or other similar payment in respect of Tax, and cognate expressions shall be construed accordingly;

“Saveable Amount”	in respect of a Sellers’ Relief, the amount by which a Tax Liability that would otherwise have given rise to an actual payment of Tax, can be decreased by the use of that Sellers’ Relief but excluding Two Million Two Hundred Thousand Pounds only (£2,200,000) of trading losses which are available for carry forward;

“SDLT”	Stamp duty land tax;

“Sellers’ Relief”	any Relief arising to the Company pursuant to an Event which occurred prior to Completion, other than a Relief referred to in paragraph 2.1.2 of this part 1;

“Tax” or “Taxation”	all forms of taxation and duties imposed in the United Kingdom or elsewhere including but not limited to:

(a) in the United Kingdom, income tax to which the Pay As You Earn system applies, advance corporation tax, any liability arising under section 419 or 601 ICTA, national insurance contributions, value added tax and input tax with the meaning of section 24 VATA, stamp duty, stamp duty reserve tax and SDLT;

(b) all penalties, surcharges, fines and interest relating to any of the above; and

(c) any payment by way of settlement or compromise of any Tax Demand or Tax Liability of the Company in respect of any of the above;

“Tax Authority”	H.M. Revenue & Customs and any other authority, body or official (whether in the

United Kingdom or elsewhere) competent to assess, demand, impose, administer or collect Tax or make any decision or ruling on any matter relating to Tax and in the case of either an obligation to make a payment, or repay (in whole or in part) any payment, for group relief, the surrender of advance corporation tax or a transferred tax refund, any person to whom such payment or repayment is required to be made;

“Tax Counsel”	(a) in the case of a claim relating to a Tax Liability arising in England or Wales, a member of the Bar of England and Wales who has been called for and has specialised in tax matters for a minimum period of 10 years;

(b) in the case of a claim under this deed relating to a Tax Liability arising outside England and Wales, an equivalent specialist adviser;

“Tax Demand”	any notice, demand, assessment, letter or other document issued or other action taken by or on behalf of any Tax Authority (or any return or other document prepared or to be prepared by or on behalf of the Company) indicating that:

(a) the Company or the Buyer has or may have a liability to make a payment of or in respect of Tax; or

(b) any Relief or any Buyer’s Relief is, may be or has been (in whole or in part) lost, set-off or used,

and in respect of which a Tax Claim may be made; and

“Tax Liability”	the meaning ascribed to it in paragraph 2.1 of this part 1.
2.	TAX INTERPRETATION

2.1	In this schedule reference to a “Tax Liability” means:
2.1.1	a liability to make any actual payment or increased payment of or in respect of Tax (whether or not such liability is a primary liability and whether or not the person so liable has or may have any right of indemnity or reimbursement (statutory or otherwise) against any other person);

2.1.2	the loss of any Relief which has been taken into account in computing, or in obviating the need for, any provision for Tax in the Accounts or which is reflected or shown as an asset in the Accounts;

2.1.3	the use or set off of any Relief which arises in respect of an Event occurring after Completion or the use or set off of the Two Million Two Hundred Thousand Pounds £2,200,000 trading losses which are available for carry forward as at the Accounts Date where the use or set off of that Relief has the effect of reducing or eliminating any Tax Liability of the Company which would otherwise have given rise to a Tax Claim for which the Sellers would have been liable;

2.1.4	any liability to make a payment for Group Relief or for the surrender of advance corporation tax or for a transferred tax refund or any refund;
provided that:
2.1.5	in cases falling within paragraph 2.1.2 of this part 1 where the Relief lost:
2.1.5.1	is a right to a repayment of Tax, the Tax Liability shall be treated as being equal to the amount of Tax which would have been repaid but for such loss;

2.1.5.2	would have operated as a deduction from gross income, profits or gains, the Tax Liability shall be treated as being an amount equal to the earliest liability of the Company to make an actual payment of Tax which could have been avoided by the use or set off of that Relief had it not been lost;

2.1.5.3	in cases falling within paragraph 2.1.3 of this part 1, the Tax Liability shall be treated as being equal to the amount of Tax for which the Company would have been liable had that liability not been set off or otherwise extinguished by the use or set off of the Relief in question; and

2.1.5.4	in any case falling within paragraphs 2.1.4 of this part 1, the Tax Liability shall be treated as being equal to the amount of the payment required to be paid or repaid.
2.2	In interpreting and applying this schedule:
2.2.1	references to a part are references to one of parts 1 to 4 of this schedule;

2.2.2	any reference to any Event occurring or to anything being the case includes any Event which is deemed to occur and anything which is deemed to be the case for Tax purposes;

2.2.3	any reference to income, profits or gains earned, accrued or received or having arisen includes income, profits or gains deemed to be or treated as being earned, accrued or received or as having arisen for any Tax purposes;

2.2.4	any reference to an Event occurring “in the ordinary course of the Company’s business” in this schedule shall not include:
2.2.4.1	any transaction or arrangement or series of transactions or arrangements which relate to or involve the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) which is not entered into on arm’s length terms but only (in the case of an acquisition of an asset or the receipt of services) to the extent of the excess (if any) of the consideration actually paid over the consideration deemed to have been paid and (in the case of a disposal of an asset or the supply of services) to the extent of the excess (if any) of the consideration deemed to have been received over the consideration actually received;

2.2.4.2	any transaction or arrangement or series of transactions or arrangements which relate to or involve any company becoming or ceasing to be treated as a member of a group of companies or as becoming or ceasing to be associated or connected with any other person for Tax purposes;

2.2.4.3	anything which involves, or leads directly or indirectly to, the receipt by a Company of any demand in respect of any Tax Liability (other than in respect of income tax payable via the pay as you earn system, national insurance contributions or VAT) of, or properly attributable to, another person (other than another Company);

2.2.4.4	any transaction or arrangement or series of transactions or arrangements which include any step or steps having no commercial or business purpose other than the reduction, avoidance or deferral of a Tax Liability; and
2.2.5	any reference to the last date on which a payment of Tax can be made or to the last date on which the Company is liable to make an actual payment of Tax (and cognate expressions) shall be interpreted as meaning the last date on which a payment in respect of Tax can be made to the appropriate Tax Authority without incurring a liability (contingent or otherwise) to interest or a charge or penalty in respect of late payment of such Tax.

Part 2: Tax Warranties
1.	GENERAL

1.1	All returns, computations and information which are, or have been, required to be made or given by the Company for any Taxation purpose:
1.1.1	have been made or given within the requisite periods and on a proper basis and were, when made and remain, true and accurate; and

1.1.2	so far as the Sellers are aware, none of them is the subject of any dispute with any Tax Authority.
1.2	Every claim or election for capital allowances which has been taken into account for the purposes of the Accounts has been or will be duly submitted within the requisite periods and its validity is not so far as the Sellers are aware likely to be questioned or challenged by the relevant Tax Authority.

1.3	The Company is not involved in any dispute with, or investigation, audit or discovery by, any Tax Authority and, so far as the Sellers are aware, no such dispute, investigation, audit or discovery is pending or likely to arise.

1.4	No accounting period of the Company for corporation tax purposes has ended since the Accounts Date.

1.5	The Company:
1.5.1	has duly and punctually paid all Taxation which it has become liable to pay before the date of this Agreement; and

1.5.2	has duly deducted and accounted for all Taxation due to have been deducted or accounted for by it before the date of this Agreement.
1.6	The Company is not liable to pay interest on, or penalties in respect of, any unpaid Taxation or any default in respect of any Taxation matter.

1.7	No Taxation Authority has agreed to operate any special arrangement (being an arrangement not based on a strict and detailed application of the relevant legislation) in relation to the affairs of the Company.

1.8	The Company has complied with all the record keeping requirements of Taxation law applicable to it in all material respects.

1.9	So far as the Sellers are aware, all transactions entered into by the Company after 1 January 2004 have been entered into on an arm’s length basis and the consideration (if any) charged, received or paid by the Company on all transactions entered into by it has been equal to the consideration which might have been expected to be charged, received or paid (as appropriate) between independent persons dealing at arm’s length and no notice or enquiry has been made pursuant to Schedule 28 AA ICTA in connection with any such transaction.

1.10	The Company has at no time been a member of a group of companies as defined in section 170 TCGA.

1.11	So far as the Sellers are aware, the Company is not nor is it likely to become liable to pay, or make reimbursement or indemnity in respect of any Taxation (or amounts corresponding to Taxation) in consequence of the failure by any other person to discharge that Taxation.

1.12	So far as the Sellers are aware, there has been no major change in nature or conduct of the Company’s trade in the three years preceding Completion.

1.13	The amount of provision for deferred tax contained in the Accounts was at the date of the Accounts were prepared adequate and fully in accordance with UK GAAP.

1.14	So far as the Sellers are aware, no circumstance or event has occurred which will or may cause the disallowance of any trading losses claimed prior to Completion or be the object of any dispute with any Tax Authority and the Company is not aware of any reason why such losses might cease to be available or might become restricted (including by virtue of section 768 or 768A ICTA.

1.15	The Sellers warrant that so far as the Sellers are aware Two Million Two Hundred Thousand Pounds (£2,200,000) of trading losses are available for carry forward as at the Accounts Date.

2.	EMPLOYMENT

2.1	The Company has complied with all regulations relating to PAYE and the payment of national insurance contributions that are applicable to it and, in particular:
2.1.1	has deducted Tax as required by law from all payments made to its employees or former employees;

2.1.2	has accounted to the appropriate Tax Authority for all Tax so deducted and for all Tax chargeable in respect of benefits provided to its employees or former employees for which the Company is liable to account; and

2.1.3	has kept and used complete, accurate and up-to-date (in all material respects) records and other documents as appropriate or required for those purposes, and has made in due time correct and proper returns to the appropriate Tax Authority in respect of all relevant employees.
2.2	The Company does not participate in or operate any give as you earn scheme, any profit related pay scheme or any share option or share incentive scheme.

2.3	The Disclosure Letter sets out sufficient details of all current dispensations and notices granted by any Tax Authority relating to the Company with respect to employee taxation procedures and collection.

3.	VAT

3.1	The Company is registered for VAT under registration number 792410039.

3.2	The Company is not a member of a group for VAT purposes.

3.3	The Company has no outstanding entitlement to make any claim for repayment supplement or recovery of overpaid VAT under sections 78 to 80 VATA.

3.4	Details of the VAT partial exemption method operated by the Company has been agreed with the appropriate Tax Authority and is set out in the Disclosure Letter.

3.5	The Company does not own any assets in respect of which it is required to make adjustments pursuant to Part XV of the Value Added Tax Regulations 1995.

4.	FOREIGN

4.1	The Company:
4.1.1	has never been resident for tax purposes in any jurisdiction other than the country in which it was incorporated; and

4.1.2	has never been a dual resident company; and

4.1.3	has no branch, agency, place of business or permanent establishment outside the country in which it was incorporated.
5.	TAX AVOIDANCE

5.1	The Company has never entered into a transaction to which the provisions of any Tax avoidance laws are applicable other than transactions in respect of which appropriate clearances have been obtained on the basis of full and accurate disclosure to the appropriate Tax Authority of all material facts and considerations material to be known to the appropriate Tax Authority.

5.2	Any transaction for which consent or clearance (of the nature referred to in paragraph 5.25.1 above) has previously been obtained has been carried into effect (if at all) only in accordance with the terms of the application requesting such consent or clearance.

6.	STAMP TAXES

6.1	There are no circumstances or transactions to which the Company is, or has been, a party which may result in the Company becoming liable to, or accountable for, unpaid stamp duty or any penalty in respect of such unpaid stamp duty.

6.2	All documents to which the Company is a party and which are necessary to prove the title of the Company to any asset owned or possessed by it and/or contain material rights on the part of the Company have been duly stamped with stamp duty.

6.3	The Company has paid all amounts of SDLT for which it is liable and which have fallen due.

7.	CAPITAL GAINS

The Disclosure Letter sets out full particulars of all claims and elections made or to be made insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by the Company of any of its assets, and indicates which assets (if any) so affected would not on a disposal give rise to relief under schedule 4 to TCGA.

Part 3: Tax Covenant
1.	SELLERS’ COVENANT

1.1	Subject as provided in this schedule, the Sellers covenant jointly and severally with the Buyer to pay to the Buyer (in cleared funds) an amount equal to any Tax Liability of the Company arising in consequence of any of the following:
1.1.1	any Event which occurred on or before Completion;

1.1.2	any income, profits or gains earned, accrued, received or which arose on or before Completion; or

1.1.3	the Company being or becoming liable in consequence of the failure by any other company:
1.1.3.1	which was, prior to Completion, a member of a group (as defined for any relevant Tax purposes) of which the Company was, prior to Completion, a member; or

1.1.3.2	which was, prior to Completion, under the control of any person or persons that directly or indirectly controlled the Company prior to Completion; or
to discharge Tax within a specified period or otherwise.
1.2	The Sellers specifically covenant jointly and severally to pay to the Buyer an amount equal to any Tax Liability of the Company arising as result of any failure of the Company to properly account for any PAYE and NIC liabilities that arose on or before Completion and any third party reasonable costs and expenses properly incurred in connection with the current investigation into the Company’s PAYE and NIC compliance .

1.3	The Sellers covenant jointly and severally to pay to the Buyer an amount equal to any Tax Liability arising from or relating to VAT as a result of the Company being included as part of the Travelex Holdings Limited VAT group.

1.4	The Sellers covenant jointly and severally to pay to the Buyer an amount equal to any Tax Liability of the Company arising pursuant to transactions entered into by the Company after 1 January 2004 as a result of the application of Schedule 28 AA ICTA to such transactions.

1.5	The Sellers covenant jointly and severally to pay to the Buyer an amount equal to any Tax Liability of the Company arising as a result of the Company being at any time prior to Completion a close company within section 414 ICTA.

1.6	The Sellers covenant jointly and severally to pay to the Buyer an amount equal to any Tax Liability of the Company arising as a result of the acquisition of Travelex Holdings Limited by Trapax Payments Limited in August 2005.

1.7	Any payment made by the Sellers to the Buyer pursuant to this schedule shall, so far as possible, be a reduction in or refund of the consideration payable or paid by the Buyer to the Sellers pursuant to this Agreement to the extent permissible by law.

1.8	The Sellers covenant jointly and severally to pay to the Buyer all costs and expenses that are reasonably and properly incurred or payable by the Buyer in connection with a Tax Claim which results in a payment being required to be made by the Sellers.

2.	BUYER’S COVENANT

2.1	For the purposes of this paragraph, “Buyer’s Group” shall also include any company which is, or has at any time been, treated for any Tax purpose as being a member of the same group of companies as the Buyer or any member of the Buyer’s Group or as being associated with the Buyer and references to “Relevant Company” shall mean the Company or any member or members of the Buyer’s Group.

2.2	The Buyer covenants with the Sellers to pay to the Sellers an amount equal to any liability to Tax or increased liability to Tax of the Sellers or any member or members of a Seller’s Group which arises as a consequence of or by reference to any Relevant Company or any person connected with it after Completion failing to pay the whole of any amount of Tax for which it is liable provided that (and to the extent that) the liability for that Tax arises in circumstances such that (but only to the extent that) the Buyer would not have been entitled to make a claim against the Sellers pursuant to this schedule in respect of that Tax had it been paid by the Relevant Company and provided further that the Sellers have not already recovered that Tax from the Buyer or any Company (and the Sellers shall procure that no such recovery is sought to the extent payment is made hereunder).

2.3	The Buyer covenants with the Sellers to pay to the relevant Seller or any member or members of that Seller’s Group an amount equal to thirty pence for every pound by which the trading losses of Two Million Two Hundred and Fifty Seven Thousand Seven Hundred and Ten Pounds (£2,257,710) which are to be surrendered by way of Group Relief in respect of the accounting periods ended 31 December 2003 and 31 December 2004 (“Surrendered Losses”) are reduced PROVIDED THAT:
2.3.1	the Sellers notify the Buyer as soon as reasonably practicable after becoming aware that such Surrendered Losses are no longer available for surrender whether in full or in part to the Sellers or any member or members of the Seller’s Group;

2.3.2	the amount by which the Surrendered Losses are reduced (“Reduced Losses”) is available to be carried forward and are utilised by the Buyer within the 3 accounting periods following the end of the accounting period in which the notice is given to reduce a post Completion Liability to Tax of the Company and not to reduce a Liability to Tax which would give rise to a claim pursuant to this Schedule PROVIDED THAT the Buyer will be deemed for the purposes of this clause 2.3 to have utilised such Reduced Losses in priority to the Two Million Two Hundred Thousand Pounds (£2,200,000) trading losses which are available for carry forward.
For the avoidance of doubt, the provisions of this clause will not apply where the Surrendered Losses are reduced by reason solely of the Surrendered Losses not being available for surrender by the Company.

The Buyer hereby further agrees to provide the Sellers with its reasonable assistance in making any adjustments to the Group Relief which has been surrendered prior to Completion.

2.4	If a Seller or any member of that Seller’s Group uses a Relief so as to reduce or eliminate a liability to Tax for which the Buyer would otherwise have been liable to make a payment pursuant to paragraph 2.2 or 2.3 of this part 3, the Buyer shall be liable to make a payment to the Sellers pursuant to paragraph 2.2 or 2.3 of this part 3 as if that liability to Tax had not been so reduced or eliminated.

2.5	Paragraphs 5 and 6 of part 4 (due date for payment and conduct of tax litigation) shall apply to the Buyer’s covenant contained in paragraph 2.2 and 2.3 of this part 3 replacing references to the Seller with references to the Buyer (and vice versa) and making any other necessary modifications.

Part 4: Miscellaneous, including exclusions and limitations, conduct of claims and payments
1.	CORRESPONDING BENEFIT

1.1	Where:
1.1.1	a Tax Liability of the Company gives rise to a Relief to which the Company is entitled and which would not otherwise have arisen (a “Relevant Relief”); and

1.1.2	the Sellers have made, or have a liability to make, a payment to the Buyer in respect of such Tax Liability under either the Tax Covenant or the Tax Warranties, an amount equivalent to the lesser of:
1.1.3	the amount of Tax which the Company would have been liable to pay but for the availability of the Relevant Relief; and

1.1.4	the amount paid, or to be paid, by the Sellers in respect of the Tax Liability giving rise to the Relevant Relief, shall, where the Sellers have already made a payment to the Buyer, be refunded to the Sellers and, where no such payment has been made, be carried forward and set off against any liability of the Sellers to make such payment in respect of a claim for recovery of that Tax Liability pursuant to a Tax Claim.

1.2	The Buyer shall procure that the Company shall use its reasonable endeavours to obtain and maximise any Relevant Relief to which it may become entitled although the Company shall not be obliged to use the Relevant Relief in priority to any other Relief then available to it.

1.3	Any amount which becomes payable pursuant to this paragraph 1 of part 4 shall be paid three Business Days following the date on which the Relevant Relief becomes available.

1.4	The Sellers shall be entitled to require, and the Buyer shall procure, that the Company’s auditors shall (at the Sellers’ cost) certify the amount of any payment due under this paragraph 1 of part 4.

2.	THIRD PARTY RECOVERY

2.1	If the Sellers have paid, or are liable to pay, an amount to the Buyer in respect of a Tax Liability (pursuant either to the Tax Covenant or the Tax Warranties) and the Company or the Buyer has received a payment or obtained a reimbursement, refund, credit or set-off from any person (other than the Buyer or the Company) in respect of the Tax Liability or has (whether by operation of law, contract or otherwise) a right of reimbursement or refund against any other person or persons (other than the Buyer or the Company) in respect of the Tax Liability, the Buyer shall (but no later than the sixth anniversary of this agreement):
2.1.1	notify the Sellers as soon as reasonably practicable and, in any event, within 20 Business Days; and

2.1.2	in the case of a right of reimbursement or refund and where requested by the Sellers, procure that the Company shall (subject to the Buyer or the Company first being fully indemnified by the Sellers against any tax liability that may be suffered on receipt of that amount and against any reasonable costs and expenses incurred in recovering that amount) take such action as the Sellers may reasonably request to enforce the right, keeping the Sellers fully informed of any progress.
2.2	Where the Buyer or the Company receives an amount from a third party pursuant to paragraph 2.1 of this part 4, an amount equal to the lesser of:
2.2.1	the amount paid, or to be paid, by the Sellers pursuant to a Tax Claim in respect of the Tax Liability in question save to the extent that such payment constitutes a reimbursement of costs and / or expenses; and

2.2.2	the amount received by the Buyer or the Company from any third party as contemplated in this paragraph 2 of part 4, less any costs and / or expenses reimbursed and any Tax due on such an amount, shall, where the Sellers have already made a payment to the Buyer, be refunded to the Sellers within five Business Days following the date on which the Buyer or the Company receives the payment from the third party and, where the Sellers have not already made a payment to the Buyer, be carried forward and set off against any liability of the Sellers in respect of a claim for recovery of that Tax Liability pursuant to a Tax Claim.

3.	OVER-PROVISIONS

3.1	If any provision for Tax in the Accounts has proved to be an over-provision then an amount equal to such over-provision (as determined and certified (in their opinion) by the auditors for the time being of the Company at the request and cost of the Sellers) shall be dealt with in accordance with the terms of paragraph 3.2 of this part 4. The Buyer shall not require the said auditors to certify (in their opinion) such over-provision unless and until requested to do so by the Sellers.

3.2	Where pursuant to paragraph 3.1 of this part 4 any amount (a “Relevant Amount”) is to be dealt with in accordance with this paragraph:
3.2.1	the Relevant Amount shall be first set-off against any payment then due from the Sellers pursuant to any Tax Warranty Claim or Tax Claim;

3.2.2	to the extent that there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers pursuant to any Tax Warranty Claim or any Tax Claim and not previously refunded under this paragraph, up to the amount of such excess; and

3.2.3	to the extent that the excess referred to in paragraph 3.2.2 of this part 4 is not exhausted, the balance shall be carried forward and set-off against any future payment or payments which become due from the Sellers pursuant to any Warranty Claim or any Tax Claim.
3.3	The Buyer shall notify the Sellers of any Event giving rise to a Relevant Amount as soon as reasonably practicable after and in any case within 20 Business Days following the day on which it became aware that there was an over-provision.

4.	SELLERS’ RELIEFS AND PERMITTED SURRENDERS

4.1	No liability shall arise for the Sellers pursuant to a Tax Claim in respect of a Tax Liability unless, and then only to the extent that, the amount of that Tax Liability exceeds the Saveable Amount available to mitigate that Tax Liability or which would have been so available had it not already been used against one or more Tax Liabilities of the Company which does not give rise to a liability for the Sellers pursuant to a Tax Claim.

4.2	The Buyer shall, if the Sellers shall at any time reasonably request and at the Sellers’ expense, deliver to the Sellers a report from the Company’s auditors for the time being confirming that in their opinion all Sellers’ Reliefs have been used in accordance with paragraph 5.1 of this part 4.

4.3	The Buyer shall permit the Sellers (or either of them) to discharge (in whole or in part) any liability which the Sellers would or might otherwise have pursuant to a Tax Claim by surrendering or procuring the surrender to the Company by a company in the Sellers’ Group of Group Relief to the extent permitted by law without any payment being made by the Company in consideration of such surrender or in connection with such election. The Buyer shall procure that the Company takes all such steps as are reasonably necessary to enable the Sellers to effect any such surrender or make any such election.

4.4	Any sum not paid by the Sellers on the due date for payment specified in paragraph 5.1 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a rate of two per cent per annum over the base rate of Lloyds TSB Bank plc from the due date to and including the day of actual payment of such sum. Any interest due under this paragraph shall be paid on the demand of the Buyer on or following the date of payment of such sum.

5.	DUE DATE FOR PAYMENT

5.1	Where the Sellers become liable to make any payment pursuant to a Tax Claim, the due date for the making of the payment shall be:
5.1.1	where the payment relates to a liability of the Company to make an actual payment of Tax, the later of three Business Days prior to the last date on which that payment of Tax can be made and 10 Business Days after service of a notice of the Tax Demand on the Sellers by the Buyer stating that the Sellers have a liability for a quantified amount pursuant to this schedule;

5.1.2	where the payment relates to the loss of a Relief which would have operated as a deduction from gross income, profits or gains, the later of three Business Days prior to the last date on which the Company is liable to make the first actual payment of Tax which could have been avoided by the use or set off of that Relief had it not been lost and 10 Business Days after the date of service of the Tax Demand on the Sellers by the Buyer stating that the Sellers have a liability for a quantified amount pursuant to this schedule;

5.1.3	where the payment relates to the use or set off of a Relief or a Buyer’s Relief, the later of three Business Days prior to the last date on which the Company would have been liable to make a payment of Tax but for such use or set off and 10 Business Days after service of notice of the Tax Demand on the Sellers by the Buyer stating that the Sellers have a liability for a quantified amount pursuant to this schedule; and

5.1.4	in any other case, the date falling 10 Business Days after the date of service of a notice of the Tax Demand on the Sellers by the Buyer stating that the Sellers have a liability for a quantified amount pursuant to this schedule.

6.	CONDUCT OF TAX LITIGATION

6.1	If any Tax Demand is received by or comes to the notice of the Buyer or the Company the Buyer shall, as soon as reasonably practicable (and, in any event within 10 Business Days of the Tax Demand coming to its attention or, if earlier, at least 10 Business Days prior to the expiry of any time for appeal), give or procure to be given to the Sellers written notice of the Tax Demand provided that if the Buyer fails promptly to notify, or procure notification of, the Sellers and, as a result of such failure, the Buyer or the Company sustains any supplemental penalty, charge, interest or default surcharge or other loss, damage or liability which it would not have incurred or sustained but for the Buyer’s failure to give such notice to the Sellers, the Sellers shall not be liable under this schedule for such supplemental penalty, charge, interest, fine or default surcharge or other loss, damage or liability.

6.2	If so requested in writing by the Sellers (or either of them), the Sellers shall (at their cost) be entitled to take over the conduct of all proceedings relating to the Tax Demand in question and, if necessary, the Buyer shall take, or shall procure that the Company takes, such action and gives such information and assistance in connection with the affairs of the Company as the Sellers may reasonably request to dispute, resist, appeal or compromise the Tax Liability provided that neither the Buyer nor the Company shall be obliged to make a formal appeal to any tribunal, court, appellate body or judicial authority unless the Sellers obtain an opinion from Tax Counsel at the Sellers’ cost, that the appeal has a reasonable chance of success and provided further:
6.2.1	the Sellers shall keep the Buyer and the Company informed as to the progress and consequences of such action; and

6.2.2	no material communication (written or otherwise) pertaining to the Tax Demand shall be sent to the relevant Tax Authority without having first been approved by the Buyer (such approval not to be unreasonably withheld or delayed).
6.3	The Buyer or the Company shall, without reference to the Sellers, be entitled to admit, compromise, settle, discharge or otherwise deal with a Tax Demand on such terms as it may, in its absolute discretion, think fit and without prejudice to any right or remedy under this schedule or this Agreement:
6.3.1	if the Sellers have not made the request referred to in paragraph 7.2 of this part 4 by the earlier of the following dates:

6.3.2	the date being 30 Business Days after the date on which notice of the Tax Demand, served pursuant to paragraph 7.1 of this part 4, is received by the Sellers; and

6.3.3	the date being five Business Days prior to the last date on which an appeal may be made against the Tax Liability to which the Tax Demand relates provided that the Sellers have had at least 10 Business Days’ notice of the Tax Demand;

6.3.4	if written notice is served on the Company or the Buyer by the Sellers to the effect that it considers the Tax Demand should no longer be resisted; or

6.3.5	upon the expiry of any period prescribed by applicable legislation for the making of an appeal against either the Tax Demand in question or the decision of any court or tribunal in respect of any such Tax Demand, as the case may be.
7.	FILING OF TAX RETURNS AND THE COMPANY’S TAX AFFAIRS

7.1	The Sellers (or their duly authorised agents) shall prepare at their cost the Company’s corporation tax returns for accounting periods ended on 31 December 2004 (“2004 Returns”) and the Buyers (or their duly authorised agents) shall prepare at their cost the Company’s corporation tax returns for accounting periods commencing on 1 January 2005 (the “2005 Returns”).

7.2	The Sellers and Buyers respectively (or their duly authorised agents), shall prepare and submit on behalf of the Company all claims, elections, surrenders, disclaimers, notices and consents for tax purposes, shall deal with all matters and correspondence relating to the 2004 Returns and the 2005 Returns and shall deal with the Tax affairs of the Company generally for all periods falling prior to Completion in the case of the Sellers and post Completion in the case of the Buyer.

7.3	The Buyer shall procure that the Company shall provide the Sellers (or their duly authorised agents) with such assistance as is reasonably necessary for the 2004 Returns to be prepared and submitted to the appropriate Tax Authority and for the Sellers to have conduct of the Company’s Tax affairs generally for all accounting periods prior to Completion including the current accounting period and shall afford the Sellers (or their duly authorised agents) such access to the Company’s books, accounts and records as they may reasonably require.

7.4	The Buyer shall procure that:
7.4.1	the Company shall (where signature by an officer of the Company is required by law) promptly authorise, sign and return to the Sellers without amendment for submission to the relevant Taxation Authority such returns and other ancillary information, accounts, statements and reports relating to an accounting period and make such claims and elections and give such consents (including, without limitation, such provisional or final claims to accept the surrender, or to consent to the surrender of, Group Relief) and comply with all procedural requirements in respect of the making or giving of such returns, ancillary information, accounts, statements and reports or such claims, elections or consents as the Sellers (or their advisers) may direct in writing;

7.4.2	save where such action is required by law neither the Buyer nor the Company shall (unless so directed in writing by the Sellers) amend, disregard, withdraw or disclaim any elections, claims or benefits (including, without limitation, elections or claims under section 402 of the Taxes Act 1988 (group relief), section 152 or 153 of the TCGA 1992 (roll-over relief)) or disclaim any initial or writing down allowances or any other capital allowances made in respect of any accounting period; and

7.4.3	if the Sellers request the Company to make a payment on account of Tax to any Taxation Authority in respect of any accounting periods prior to Completion including the current accounting period and provided that the Sellers have paid an equivalent amount to the Buyer, the Company shall make the payment to the relevant Taxation Authority within two Business Days of the Buyer receiving the payment from the relevant Seller. If the Sellers make a payment to the Buyer pursuant to this paragraph such payment shall, to the extent of the payment, be taken into account in assessing any liability of the relevant Seller to the Buyer pursuant to a Tax Claim in relation to that matter.
7.5	The Sellers shall procure that the Company shall provide the Buyers (or their duly authorised agents) with such assistance as is reasonably necessary for the 2005 Returns to be prepared and submitted to the appropriate Tax Authority and shall afford the Buyers (or their duly authorised agents) such access to the Company’s books, accounts and records as they may reasonably require. The Buyers shall submit the 2005 Returns to the Sellers for their comments. The Buyer’s shall take into account the Sellers reasonable comments in the 2005 Returns.

7.6	Unless otherwise agreed by the parties, the Sellers and the Buyers respectively shall procure that the conduct of matters for which they are responsible under this paragraph 7 shall be undertaken in a timely manner so as to ensure that, where a Tax Authority raises any enquiry into any Tax Return that enquiry is settled with the Tax Authority as soon as is really practicable.

7.7	The Buyer shall be under no obligation to procure the authorisation or signing or submission to any Tax Authority of any tax document delivered to it under paragraph 7 which it considers in its reasonable opinion to be false or misleading in a material respect, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on the Sellers and their agents.

8.	EXCLUSIONS AND LIMITATIONS

8.1	The Sellers’ liability in relation to any Tax Claim (other than a claim pursuant to paragraphs 1.2,1.3, 1.4, 1.5 and 1.6 of Part 3 of Schedule 3 to this Agreement) shall be limited as described (mutatis mutandis) in paragraph 1(Financial Limits) of schedule 4 (Limitations on Sellers’ Liability).

8.2	The Sellers’ liability in relation to any Tax Claim pursuant to paragraphs 1.2,1.3,1.4, 1.5 and 1.6 Part 3 of Schedule 3 to this Agreement shall be limited as described (mutatis mutandis) in paragraph 1.1,1.3 and 1.4 (Financial Limits) of schedule 4 (Limitations on Sellers’ Liability).

8.3	The Sellers shall not be liable in respect of any Tax Claim unless written notice of such claim is given to the Sellers prior to the expiry of the period of 10 Business Days following the sixth anniversary of the end of the accounting period current at Completion.

8.4	The Sellers shall not be liable in respect of any claim for breach of any of the Tax Warranties to the extent that the matter otherwise giving rise to the Tax Claim for breach of any of the Tax Warranties is disclosed in the Disclosure Letter in sufficient detail to enable the Buyer to have a reasonable understanding of the nature and scope of the matter disclosed.

8.5	The Sellers shall not be liable in respect of any Tax Claim in respect of any Tax Liability to the extent that:
8.5.1	provision or reserve for such Tax Liability is made in the Accounts; or

8.5.2	it has been discharged or made good without cost or loss to the Buyer; or

8.5.3	it arises or is increased as a result of any increase in the rates of Tax announced after the date of this Agreement; or

8.5.4	it arises or is increased as a result of any imposition of new Tax or the introduction of or change in any legislation or applicable law or the change in the published practice of, or concessions made by, any Tax Authority announced or published after the date of this Agreement; or

8.5.5	it would not have arisen but for a transaction entered into or other voluntary act on the part of the Company or the Buyer after Completion which is not in the ordinary course of the Company’s business, as carried on at the date of this Agreement, is not required by law and is not pursuant to a legally binding obligation entered into before the date of this Agreement; or

8.5.6	such liability arises or is increased by virtue of the failure or omission by the Company to make any claim, election, surrender or disclaimer or give any notice or consent to any other matter or do any other thing after Completion (otherwise than at the request of the Sellers), the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Accounts; or

8.5.7	such Tax Liability would not have arisen but for some Event occurring at the written request, or with the prior written approval, of the Buyer or its representatives; or

8.5.8	recovery has already been made in respect of the Tax Liability by the Buyer under the Tax Warranties, the Tax Covenant or any other provision of this Agreement; or

8.5.9	it arises as a result of any change after Completion of the bases, methods or policies of accounting of the Company (including a change in accounting reference date or the period in respect of which accounts are made up other than for the Sellers) save where such change is required by law or to comply with generally accepted accounting standards or policies or is contemplated by this Agreement; or

8.5.10	it constitutes interest, penalties or a fine arising from a failure to pay Tax to a Tax Authority within a reasonable time after the Sellers have made a payment of an amount to the Buyer in respect of that liability to Tax pursuant to a Tax Claim; or

8.5.11	it constitutes interest, penalties or a fine arising from a failure to pay Tax to a Tax Authority with respect to a period during which the Buyer failed to notify the Sellers of a Tax Demand of which it was, or ought reasonably to have been, aware; or

8.5.12	it arises or is increased as a consequence of any claim, election, surrender or disclaimer made or notice or consent given after Completion by the Buyer, the Company or any member of the Buyer’s Group under the provisions of any enactment or regulation relating to Tax other than any claim, election, surrender, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Accounts.
9.	WITHHOLDING AND TAX ON PAYMENTS

9.1	All sums payable under this part of this Schedule shall be paid free and clear of all deductions unless the deduction or withholding is required by law, in which event (and other than in respect of interest) the payer shall pay such additional amount as shall be required to ensure that the net amount received under this Schedule will equal the full amount which would have been received had no such deduction or withholding been required to be made.

9.2	If any Tax Authority brings into charge to tax any sum paid under this Schedule (other than in respect of interest), then the payer shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Schedule.

9.3	To the extent that any deduction, withholding or tax in respect of which an additional amount has been paid under paragraph 9.1 or 9.2 results in the payee obtaining relief (all reasonable endeavours having been used to obtain such relief), the payee shall pay to the payer, within ten Business Days of obtaining the benefit of the relief, an amount equal to the lesser of the value of the relief obtained and the additional sum paid under paragraph 9.1 or 9.2

SCHEDULE 4
Limitations on Sellers’ Liability
In this schedule, references to a Warranty Claim or to a Tax Claim respectively include references to a claim for breach of a Repeated Warranty (other than a Tax Warranty), and a claim for a breach of the Repeated Warranties to the extent comprising Tax Warranties, and references to a Warranty Claim also include a claim by the Buyer to be indemnified under clause 4.4, save that paragraphs 1.1, 1.2, 2, 3.2 and 4.1 of this schedule shall not apply to any claim to be indemnified under clause 4.4.
1.	FINANCIAL LIMITS

1.1	The Sellers shall not be liable in respect of any Warranty Claim or any Tax Claim unless they have an aggregate liability in respect of that Warranty Claim or, as the case may be, Tax Claim in excess of £15,000.

1.2	The Sellers shall not be liable in respect of any Warranty Claim or any Tax Claim other than a Tax Claim pursuant to paragraphs 1.2, 1.3, 1.4, 1.5 and 1.6 of part 3 of schedule 3 unless the Sellers have an aggregate liability in respect of all Warranty Claims and Tax Claims (excluding all Warranty Claims and Tax Claims for which the Sellers have no liability by reason of paragraph 1.1) and all Warranty Claims under the Business Sale Agreement in excess of £500,000, and in such circumstances they will be liable for the entire amount of such claims.

1.3	For the purposes of this paragraph 1, a Warranty Claim or a Tax Claim which is based on more than one event or circumstance, each of which would separately give rise to a Warranty Claim or Tax Claim, shall be treated as a separate Warranty Claim or Tax Claim, as the case may be, in respect of each event or circumstance.

1.4	The maximum aggregate liability of the Sellers in respect of all claims by the Buyer to be indemnified under clause 4.4 all Warranty Claims and Tax Claims and all claims by TRM (ATM) Limited to be indemnified under clause 5.3 of the Business Sale Agreement and all Warranty Claims under the Business Sale Agreement shall not exceed the aggregate of:
1.4.1	£43,373,000; and

1.4.2	plus any sum payable by the Buyer and minus any sum payable to the Buyer in accordance with clauses 6.2 and 6.5 of this Agreement; and

1.4.3	minus any reduction in the purchase price pursuant to clause 10.8; and

1.4.4	minus any sum payable to the Buyer in accordance with clause 10.9; and

1.4.5	plus any sum payable by TRM (ATM) Limited and minus any sum payable to TRM (ATM) Limited in accordance with clause 6.4 of the Business Sale Agreement; and

1.4.6	less any amount paid to TRM (ATM) Limited under clause 11.8.2.1 of the Business Sale Agreement; and

1.4.7	plus any increase in the purchase price pursuant to clause 10.8 and 10.9.
2.	NOTICES

If the Buyer becomes aware of any matter which gives rise to a Warranty Claim, the Buyer shall give written notice to the Sellers as soon as reasonably practicable specifying the matter in reasonable detail, the Warranties which have or which are likely to have been breached and so far as is reasonably practicable, its best estimate of the amount of the Warranty Claim or likely Warranty Claim.

3.	TIME LIMITS

3.1	The Sellers shall not be liable in respect of any Warranty Claim unless notice of that Warranty Claim, given in accordance with paragraph 2, is received by them on or before the date falling eighteen months after of the Completion Date.

3.2	The Sellers shall not be liable in respect of a particular Warranty Claim if, on or before the date falling 15 Business Days after the date on which notice of that Warranty Claim is received by the Sellers, the Sellers have remedied the relevant breach or prevented the Buyer from suffering any loss in respect of the subject matter of that Warranty Claim or caused any loss so suffered by the Buyer to be made good. The Buyer shall comply with all reasonable requests made by the Sellers during that period for the purposes of so remedying any such breach or preventing any such loss.

3.3	The Sellers shall not be liable in respect of a particular Warranty Claim (if not previously satisfied, settled or withdrawn) unless legal proceedings have been validly issued and served on the Sellers on or before the date falling 120 Business Days after the date on which notice of that Warranty Claim was served under paragraph 2.

4.	EXCLUSION OF LIABILITY: GENERAL

4.1	The Sellers shall not be liable in respect of any Warranty Claim to the extent that the matter giving rise to the Warranty Claim was disclosed in the Disclosure Letter in sufficient detail to enable the Buyer to have a reasonable understanding of the nature and scope of the matter disclosed.

4.2	The Sellers shall not be liable in respect of a Warranty Claim or the quantum of a Warranty Claim shall be reduced to the extent that the Accounts include specific provision, accrual or other liability, reserve or allowance for any matter relating to the subject of the Warranty Claim.

4.3	The Sellers shall not be liable in respect of a Warranty Claim to the extent that the matter giving rise to the Warranty Claim results from:
4.3.1	any act or omission before Completion carried out or omitted at the express request of the Buyer or any other member of the Buyer’s Group; or

4.3.2	any act or omission on or after Completion carried out or omitted by or on behalf of the Buyer or any member of the Buyer’s Group which the Buyer knows or ought reasonably to have known would give rise to a Warranty Claim; or

4.3.3	any breach by the Buyer of its obligations under this Agreement; or

4.3.4	any change after Completion in the accounting policies or practices used in preparing the Accounts or in the accounting reference date of the Company; or

4.3.5	any reorganisation of the Buyer’s Group after Completion; or

4.3.6	any act, event, occurrence or omission after the date of this Agreement compelled by law, or from the enactment, amendment or change in the interpretation after that date, of any statute, regulation or practice of any governmental, regulatory or other body, including a Tax Authority, whether or not having retrospective effect, or any change after the date of this Agreement in the rates of Taxation.
4.4	The Sellers shall not be liable in respect of any Warranty Claim to the extent that the matter giving rise to the Warranty Claim constitutes a contingent liability of the Company or relates to a liability which is not capable of being quantified until such liability becomes an actual liability of the Company or becomes capable of being quantified and the time limits in paragraph 3.3 shall not apply provided the claim is notified to the Sellers within the period specified in paragraph 3.1.

This paragraph shall not relieve the Buyer from any obligation to give notice under paragraph 2 in respect of any matter which constitutes a contingent liability on the Buyer or relates to a liability which is not capable of being quantified.

4.5	Nothing in this schedule 4 applies to liability for any Warranty Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by either Seller or any member of either Sellers’ Group or employee, former employee, officer, agent or adviser of either Seller or any member of either Sellers’ Group.

5.	RECOVERY FROM THIRD PARTIES

5.1	If the Buyer or the Company becomes aware of any matter which would or might give rise to a Warranty Claim (taking no account of paragraph 1.2 for these purposes) and the Buyer or the Company has or subsequently acquires a right to make recovery or claim indemnity from any third party (including under any policy of insurance) in relation to that matter, then the Buyer shall as soon as reasonably practicable notify the Sellers of the right, and shall comply with the provisions of paragraphs 5.3 to 5.6.

5.2	If any sum is paid by or on behalf of the Sellers in satisfaction of a Warranty Claim, and the Buyer or the Company has or subsequently acquires a right to make recovery or claim indemnity from any third party (including under any policy of insurance) in respect of the matter giving rise to that Warranty Claim, the Buyer shall as soon as reasonably practicable notify the Sellers of the right and the provisions of paragraphs 5.3 to 5.6 shall apply.

5.3	The Buyer shall at the Sellers’ written request and cost (and each of the Sellers hereby agrees to indemnify the Buyer and any member of its Group against all costs incurred by the Buyer or any member of its Group resulting from the Buyer complying with its obligations under this paragraph, including any directly attributable increase in the premium payable on the renewal of any insurance policy) take such action and initiate such proceedings, and give such information and assistance, as the Sellers may from time to time reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against any person (other than the Sellers) the rights of the Buyer or the Sellers in relation to the matter in question (save that a request from the Sellers shall be deemed to be unreasonable where there is a demonstrable risk that the action requested would materially and adversely affect the Company).

5.4	Whether or not the Sellers make any request under paragraph 5.3, the Buyer shall:
5.4.1	consult with the Sellers as soon as reasonably practicable with regard to any actual or proposed developments relating to the matter in question and provide the Sellers with copies of all correspondence and documents they shall reasonably request in relation to that matter; and

5.4.2	not admit liability in respect of or settle or compromise the matter in question without the prior written consent of the Sellers such consent not to be unreasonably withheld or delayed save where obtaining that consent would materially and adversely affect the Company.
5.5	To the extent that the Buyer or the Company receives any sum or other benefit by reason of the enforcement of any rights such as are referred to in paragraphs 5.1 or 5.2, then either the Sellers’ liability in relation to such Warranty Claim shall be reduced by the Amount Recovered, or if any sum has already been paid by or on behalf of the Sellers in satisfaction of a Warranty Claim, then the Buyer shall pay the Amount Recovered to the Sellers on or before the date falling five Business Days after the date on which that receipt or saving is made. For the purposes of paragraph 1.2 of this schedule, the Sellers shall be deemed never to have been liable to the Buyer in respect of the Amount Recovered.

5.6	For the purposes of paragraph 5.5 of this schedule, the “Amount Recovered” shall be equal to so much of the sum or benefit received (including by way of interest or repayment supplement) by reason of the enforcement of any rights such as are referred to in paragraphs 5.1 or 5.2 as does not exceed the amount claimed by the Buyer in relation to such Warranty Claim or (as the case may be) the payment by or on behalf of the Sellers in satisfaction of the relevant Warranty Claim, less any Taxation payable by the Buyer or the Company in respect of that receipt and less all reasonable costs and expenses of the Buyer and the Company in recovering that receipt or saving.

6.	CONDUCT OF THIRD PARTY CLAIMS

6.1	In the event that any negotiations with third parties or litigation in connection with any claim, action or demand by a third party which gives rise to an obligation on the Buyer to give notice under paragraph 2 the provisions of paragraphs 6.2 and 6.4 shall apply.

6.2	The Buyer shall at the Sellers’ written request and cost (and each of the Sellers hereby agrees to indemnify the Buyer and any member of its Group against all costs incurred by the Buyer or any member of its Group resulting from the Buyer complying with its obligations under this paragraph, including any directly attributable increase in the premium payable on the renewal of any insurance policy) take such action and initiate such proceedings, and give such information and assistance, as the Sellers may from time to time reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter in question or enforce against any person (other than the Sellers) the rights of the Buyer or the Sellers in relation to the matter in question (save that a request from the Sellers shall be deemed to be unreasonable where there is a demonstrable risk that the action requested would materially and adversely affect the Company).

6.3	Whether or not the Sellers make any request under paragraph 6.1 the Buyer shall:
6.3.1	consult with the Sellers as soon as reasonably practicable with regard to any actual or proposed developments relating to the matter in question and provide the Sellers with copies of all correspondence and documents in relation to that matter which the Sellers shall reasonably require; and

6.3.2	not admit liability in respect of or settle or compromise the matter in question without the prior written consent of the Sellers such consent not to be unreasonably withheld or delayed, save where obtaining such consent would materially and adversely affect the Company.
6.4	If there is any dispute between the Sellers and the Buyer as to whether liability in respect of any third party claim should be admitted or whether any claim related to a right of recovery from a third party (under paragraph 5) or a third party claim that claim should be settled or compromised, liability shall not be admitted, and that claim shall not be settled or comprised, other than in accordance with the provisions of this paragraph. Any such dispute shall be referred to leading counsel agreed between the Sellers and the Buyer or, in default of agreement on or before the date falling five Business Days after the date on which an individual is first proposed for the purpose by either the Sellers or the Buyer, by the President for the time being of the Law Society of England and Wales on the application of either the Sellers or the Buyer. Any individual to whom a dispute is so referred shall be instructed in writing to give a written opinion, as soon as is reasonably practicable, as to which of the courses of conduct proposed by the Buyer and by the Sellers is most likely to result in the third party claim being agreed, settled or compromised at the least cost to the Sellers, unless that course of action has a demonstrable risk of having a material and adverse effect on the Company and the other course of action proposed does not in which case the individual to whom the dispute has been referred shall give his opinion as to which course of action has the least risk of a material and adverse effect on the Company. The decision of counsel (who shall act as expert and not as arbitrator) shall be final and binding on the Buyer and the Sellers for all purposes. Counsel’s fees and expenses shall be borne by the Sellers and the Buyer as counsel may determine in his sole discretion or, if no such determination is made by the Sellers and the Buyer in equal shares. The parties shall then implement counsel’s decision as soon as is reasonably practicable.

6.5	References in this paragraph 6 to any claim, action or demand against the Buyer or the Company include the assertion of any right to the same, including a right of termination.

7.	REMEDIES

7.1	The Buyer irrevocably and unconditionally waives any right it may have to rescind this Agreement for any misrepresentation, whether or not contained in this Agreement, and whether or not relating to any tax matter, or to terminate this Agreement for any other reason save in accordance with clause 3.4 or clause 9.5.

7.2	The Buyer irrevocably and unconditionally waives any right it may have to sue either of the Sellers or any of either Seller’s advisers for misrepresentation, whether in equity, tort or under the Misrepresentation Act 1967, in respect of any misrepresentation, whether or not contained in this Agreement. The Buyer’s sole remedy in respect of any such misrepresentation shall be an action for breach of contract under the terms of this Agreement if and to the extent that the misrepresentation in question constitutes a breach of the Warranties (including the Tax Warranties).

7.3	Without limiting clause 11.7 of this Agreement, nothing in this paragraph 7 shall limit the Sellers’ liability for fraudulent misrepresentation or the remedies available to the Buyer for fraudulent misrepresentation.

8.	GENERAL

8.1	The Buyer shall not be entitled to recover any loss or amount more than once under this Agreement. For the avoidance of doubt, if an amount is paid into the Escrow Account in accordance with clause 4.5, the Buyer shall have no further right to bring a Warranty Claim in respect of the same breach of a Repeated Warranty.

8.2	Without limiting any obligations it may have at law or in equity, the Buyer shall mitigate, and shall cause the Company to mitigate, any loss in respect of which a Warranty Claim or Claim for any breach of any Tax Warranty or a claim to be indemnified under clause 4.4 arises.

8.3	The Buyer acknowledges that the Buyer’s Solicitors have explained to it the effect of paragraphs 7.1 and 7.2 and clause 25 (entire agreement) and accepts that those paragraphs and clause 25 are reasonable in all the circumstances.

SCHEDULE 5
Conduct of Business Pending Completion
Between the date of this Agreement and the Completion Date (or any earlier date on which the parties cease to have any further rights or obligations under this Agreement under clause 3.4 or 9.8) the Sellers shall ensure or (in the case of the matters in paragraphs 1.1, 1.2 and 1.4) shall use all reasonable endeavours to ensure that the Company shall:
1.	Operation of the Business

1.1	conduct it’s business in all material respects in the usual way and as a going concern;

1.2	conduct its business in accordance with all applicable material legal requirements;

1.3	not, without the prior written consent of the Buyer, pass any shareholders’ resolution;

1.4	co-operate with the Buyer to assist the Buyer in preparing for the efficient continuation of the management of the Company after Completion;

2.	Shares

2.1	not, without the prior written consent of the Buyer, create, allot, issue, acquire, or redeem any Shares or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, any interest in a body corporate;

2.2	not, without the prior written consent of the Buyer, declare, pay or make a dividend or distribution;

3.	Tax

not, without the prior written consent of the Buyer, make a claim under section 152 or 153 of TCGA which affects an asset owned by the Company;

4.	Assets

4.1	not, without the prior written consent of the Buyer, acquire or dispose of or agree to acquire or dispose of any material asset of the Company having a value in excess of £15,000 except in the usual course of its business and for the avoidance of doubt the acquisition or disposal of an ATM shall be in the ordinary course of business;

4.2	not, without the prior written consent of the Buyer, create or agree to create any Encumbrance over an asset or redeem, or agree to redeem an existing Encumbrance over an asset;

5.	Insurance

5.1	maintain its insurance policies in the ordinary course of business;

5.2	not, without the prior written consent of the Buyer, do or fail to do anything that would be likely to make any insurance policy of the Company void or voidable or result in any material increase in the premium payable under such policy or prejudice the Company’s ability to obtain insurance in the future;

6.	Agreements

Not without the prior written consent of the Buyer:

6.1	terminate, or give notice to terminate, a Site Agreement, lease, tenancy or licence;

6.2	apply for consent to do something requiring consent under an existing Site Agreement, lease, tenancy or licence;

6.3	grant or refuse an application by a tenant, licensee or occupier to do something requiring its consent under a lease, tenancy or licence;

6.4	agree a new rent or fee payable under a Site Agreement, lease, tenancy or licence;

6.5	enter into a material long term, onerous or unusual agreement or arrangement;

6.6	enter into, amend in any material way, or terminate, a contract which would be a Material Contract (as defined in paragraph 1.2 of part 4 of schedule 2) other than in the ordinary course of business;

7.	Employees

7.1	not, without the prior written consent of the Buyer, amend in any material way, the terms of employment or engagement of any director or other officer or employee of the Company;

7.2	not, without the prior written consent of the Buyer, provide or agree to provide a gratuitous benefit to any director, officer or employee of the Company (or any of their dependants);

7.3	not, without the prior written consent of the Buyer, employ or engage any person as an employee of the Company or give notice to terminate (other than in circumstances justifying summary dismissal) the employment of any employee;

8.	Pensions

not, without the prior written consent of the Buyer, amend, in any material way, or discontinue (in whole or in part) a Disclosed Scheme or communicate to any employee of the Company a plan, proposal or intention to amend (in any material way) or discontinue (in whole or in part) or exercise a discretion in relation to, a Disclosed Scheme;

9.	Liabilities

9.1	not, without the prior written consent of the Buyer, make, or agree to make, capital expenditure exceeding £25,000 in total or incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding £25,000 in total other than in the ordinary course of business (and for the avoidance of doubt capital expenditure related to the installation of ATMs shall be regarded as in the ordinary course of business);

9.2	not, without the prior written consent of the Buyer, amend (in any material way) or agree to amend (in any material way) the terms of its borrowing, or create or incur or agree to create or incur any borrowing (except with members of either of the Seller’s Groups or pursuant to facilities disclosed in the Disclosure Letter where the borrowing does not exceed the amount available to be drawn by it under those facilities);

9.3	not without the prior written consent of the Buyer, give or agree to give a guarantee, indemnity or other agreement to secure or incur financial or other obligations with respect to, another person’s obligations;

9.4	not without the prior written consent of the Buyer create or permit the creation of encumbrances over the assets of the Company;

10.	Litigation

10.1	not, without the prior written consent of the Buyer, initiate litigation or arbitration proceedings other than proceedings for the recovery of debts not exceeding £15,000 in respect of any individual claim and other than any action required to defend any claim, action, demand or dispute (including without limitation initiating a counterclaim);

10.2	not, without the prior written consent of the Buyer, and except in the usual course of business, compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute where the amount claimed or in dispute exceeds £15,000 or waive a right in relation to litigation or arbitration proceedings where the amount claimed or in dispute exceeds £15,000, save that where such consent is required for any such action in respect of the claims referred to in the Disclosure Letter at sections 1 and 2 of the disclosure made against paragraph 4.3 of part 3 of schedule 2 such consent shall not be unreasonably withheld or delayed, and for these purposes, the Buyer shall only be classed as reasonably withholding consent if such action is reasonable from the perspective of the Company, and not, for the avoidance of doubt, the Buyer.

11.	Insider Agreements

not, without the prior written consent of the Buyer, enter into an agreement or arrangement in which either of the Sellers or any member of either of the Sellers’ Groups, or a director or former director of the Company or either of the Sellers, or a member of either of the Sellers’ Groups is interested;
save that in no circumstances shall either of the Sellers be liable for any action taken or not taken as a result of or pursuant to the terms of this Agreement and/or the Asset Purchase Agreement which results in a breach of the provisions of this schedule 5.
SCHEDULE 6
Confidential Treatment
SCHEDULE 7
Confidential Treatment
SCHEDULE 8
Confidential Treatment
SCHEDULE 9
Confidential Treatment

SIGNED by	)
duly authorised on behalf of	)	CLIVE KAHN
TRAVELEX UK LIMITED	)

SIGNED by	)
duly authorised on behalf of	)	ALAN GOLDMAN
SNAX 24 CORPORATION	)
LIMITED	)

SIGNED by	)
duly authorised on behalf of	)	THOMAS MANN
TRM SERVICES LIMITED	)

EXECUTED as a DEED by	)
TRM CORPORATION	)
acting by	)	THOMAS MANN
)

Director

ASHLEY DEAN

Director/Secretary